                      E. I. DU PONT DE NEMOURS AND COMPANY

                           OFFER TO PURCHASE FOR CASH
      UP TO 8,000,000 SHARES OF ITS COMMON STOCK HELD BY NON-U.S. PERSONS
                                       AT
                             $80.76 GROSS PER SHARE

     THE CASH OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
            12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 10, 1999,
                         UNLESS THE OFFER IS EXTENDED.

    THIS OFFER IS BEING MADE SOLELY TO NON-U.S. PERSONS (AS DEFINED HEREIN).
          UNITED STATES FEDERAL INCOME TAX WITHHOLDING GENERALLY WILL
  APPLY TO THE GROSS PROCEEDS OF THE OFFER TO BE RECEIVED BY NON-U.S. PERSONS.
                            ------------------------
THIS CASH OFFER TO NON-U.S. PERSONS IS BEING MADE IN CONNECTION WITH AN EXCHANGE
   OFFER, COMMENCED ON JULY 12, 1999, WHEREIN E. I. DU PONT DE NEMOURS AND COMPANY IS OFFERING TO EXCHANGE SHARES OF CONOCO INC. STOCK FOR SHARES
     OF DUPONT STOCK HELD BY U.S. PERSONS (AS DEFINED HEREIN). THIS CASH
       OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING
        TENDERED. THIS CASH OFFER IS, HOWEVER, SUBJECT TO CERTAIN
          OTHER CONDITIONS, INCLUDING THE SUCCESSFUL COMPLETION OF
            THE EXCHANGE OFFER. THE EXCHANGE OFFER IS OPEN ONLY TO
                         U.S. PERSONS. SEE SECTION 6.
                            ------------------------
                      THIS CASH OFFER DOES NOT CONSTITUTE
     AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, SHARES OF
                               CONOCO INC. STOCK.

                                   IMPORTANT

     Any stockholder who desires to tender all or any portion of such stockholder's Shares (as defined herein) should either (i) unless an Agent's Message (as defined herein) is utilized, complete and sign the Letter of Transmittal (or manually signed facsimile copy thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or a manually signed facsimile copy thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in
Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company, custodian bank or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company, custodian bank or other nominee must contact such broker, dealer, commercial bank, trust company, custodian bank or other nominee to tender such Shares.
     Any owner of Non-U.S. Depositary Receipts (as defined herein) who desires to tender all or any portion of the Shares underlying such Non-U.S. Depositary Receipts should either (i) request the issuer of such Non-U.S. Depositary Receipts to effect the transaction for such owner or (ii) request such owner's broker, dealer, commercial bank, trust company, custodian bank or other nominee to effect the transaction for such owner. Any such owner whose Non-U.S. Depositary Receipts are registered in the name of, or otherwise deposited with, a broker, dealer, commercial bank, trust company, custodian bank or other nominee must contact such person to tender the Shares underlying the Non-U.S. Depositary Receipts.
     A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3. Procedures for guaranteed delivery set forth in
Section 3 do not apply and may not be used with respect to Non-U.S. Depositary Receipts. An owner of Non-U.S. Depositary Receipts should follow any applicable instructions of the issuer thereof, or its broker or other relevant financial intermediary, if such stockholder desires to tender Shares underlying Non-U.S. Depositary Receipts.
     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Managing Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase or the relevant Non-U.S. Information Agent at its address listed on the back cover. A stockholder also may contact brokers, dealers, commercial banks, trust companies or custodian banks for assistance concerning the Offer.
                            ------------------------

                The Managing Information Agent for the Offer is:
                             D.F. KING & CO., INC.

               The Non-U.S. Information Agents for the Offer are:

        DEUTSCHE BANK AG       CREDIT SUISSE FIRST BOSTON       PARIBAS

              ADMINISTRATIEKANTOOR VOOR HANDEL EN NIJVERHEID B.V.

              B.O.I.C. (THE BELGIAN OVERSEAS ISSUING CORPORATION)
July 14, 1999

                                    SUMMARY

     This general summary is provided for the convenience of the Company's stockholders and is qualified in its entirety by reference to the full text and more specific details of this Offer to Purchase.

Number of Shares to be
Purchased.....................   8,000,000 Shares (or such lesser number of
                                 Shares as are validly tendered).

Purchase Price................   $80.76 per Share, without interest, less
                                 applicable withholding taxes.

How to Tender Shares..........   Follow procedures in Section 3. Call the
                                 Managing Information Agent or, where
                                 applicable, the relevant Non-U.S. Information
                                 Agent or consult your broker if you have questions or need assistance. ONLY NON-U.S.
                                 PERSONS (AS DEFINED IN "INTRODUCTION --
                                 GENERAL") MAY ACCEPT THIS OFFER.

Proration; Odd-Lots...........   If more than 8,000,000 Shares are validly
                                 tendered and not properly withdrawn, the Company will purchase Shares validly tendered on a pro rata basis. Tendering stockholders owning as of July 7, 1999 an aggregate of fewer than 100 Shares, or participating owners of Non-U.S. Depositary Receipts representing fewer than 100 Shares as of July 7, 1999, will not be subject to proration, provided that an aggregate of fewer than 100 Shares or Non-U.S.
                                 Depositary Receipts representing fewer than 100
                                 Shares, respectively, continue to be
                                 beneficially owned as of the Expiration Date.

Brokerage Commissions.........   None for registered stockholders who tender
                                 Shares directly to the Depositary. Stockholders holding Shares or Non-U.S. Depositary Receipts through their broker or bank are urged to consult such institutions and owners of Non-U.S. Depositary Receipts are urged to consult the issuer thereof to determine whether they charge any fees or transaction costs if stockholders tender Shares, including Shares underlying Non-U.S. Depositary Receipts, through such institutions.

United States Federal Income
Tax Withholding...............   The Depositary, in the case of registered
                                 stockholders, and brokers, dealers, commercial banks, trust companies, custodian banks or other nominees in the case of stockholders holding Shares through such institutions, will be required to withhold United States federal income taxes equal to 30% of the gross proceeds of the Offer unless a reduced rate of withholding is available pursuant to a tax treaty or an exemption from withholding is available because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. The withholding of United States federal income taxes will also apply to owners of Non-U.S.
                                 Depositary Receipts. Stockholders may be able to obtain a refund of such withholding taxes.
                                 See Sections 3 and 14 for more details.

Stock Transfer Tax............   None in the United States if payment of the
                                 purchase price and delivery of any Shares not purchased are made to the registered holder.
                                 See Section 5. Without having made any
                                 investigation with respect thereto, the Company is not aware of any non-U.S. transfer taxes, other than transactional taxes pursuant to the laws of Belgium and Switzerland applicable to purchases of B.O.I.C. Depositary Receipts and Swiss Certificates, if payment of the purchase price and delivery of any Shares not purchased are made to the registered holder.
                                 The Company will pay all transactional taxes pursuant to the laws of Belgium and Switzerland applicable to the respective purchases of B.O.I.C. Depositary Receipts and Swiss
                                 Certificates pursuant to the Offer. In order for the Company to pay such Belgian and Swiss transactional taxes, stockholders who are required to tender Shares using the Letter of Transmittal are required to indicate on the Letter of Transmittal that such transactional taxes are payable on such Shares being purchased pursuant to the Offer.

Expiration Date...............   August 10, 1999, at 12:00 Midnight, New York
                                 City time, unless extended by the Company.

Payment Date..................   As soon as practicable after the Expiration
                                 Date.

Position of the Company and
its Directors.................   Neither the Company nor its Board of Directors
                                 makes any recommendation to any stockholder as to whether to tender or refrain from tendering
                                 Shares.

Withdrawal Rights.............   Tendered Shares may be withdrawn at any time
                                 until 12:00 Midnight, New York City time, on
                                 August 10, 1999, unless the Offer is extended by the Company, and, unless previously purchased, after 12:00 Midnight, New York City time, on September 3, 1999. Owners of Non-U.S.
                                 Depositary Receipts should consult the issuer of such securities or the relevant Non-U.S.
                                 Information Agent, or their broker or other financial intermediary, for instructions with respect to their withdrawal rights. See Section
                                 4.

Further Developments Regarding
the Offer.....................   Call the Managing Information Agent, the
                                 relevant Non-U.S. Information Agent or consult your broker.

Depositary....................   First Chicago Trust Company of New York.

Managing Information Agent....   D.F. King & Co., Inc.

Non-U.S. Information Agents...   Deutsche Bank AG, Credit Suisse First Boston,
                                 Paribas, Administratiekantoor voor Handel en
                                 Nijverheid B.V. and B.O.I.C. (the Belgian
                                 Overseas Issuing Corporation).

     The Company has not authorized any person to make any recommendation on behalf of the Company as to whether stockholders should tender or refrain from tendering Shares pursuant to the Offer. The Company has not authorized any person to give any information or to make any representation in connection with the Offer on behalf of the Company other than those contained in this Offer to Purchase or in the Letter of Transmittal. Do not rely on any such recommendation or any such information or representation, if given or made, as having been authorized by the Company.

                               TABLE OF CONTENTS

SECTION                                                         PAGE
-------                                                         ----
INTRODUCTION................................................      1
THE OFFER...................................................      5
 1.  Number of Shares; Proration............................      5
 2.  Tenders by Owners of Fewer Than 100 Shares.............      7
 3.  Procedure for Tendering Shares.........................      7
 4.  Withdrawal Rights......................................     13
 5.  Purchase of Shares and Payment of Purchase Price.......     13
 6.  Certain Conditions of the Offer........................     15
 7.  Price Range of Shares; Dividends.......................     16
 8.  Background and Purpose of the Offer; Certain Effects of
  the Offer.................................................     17
 9.  Interests of Directors and Executive Officers;
Transactions and Arrangements
     Concerning the Shares..................................     18
10.  Source and Amount of Funds.............................     19
11.  Certain Information about the Company..................     19
12.  Effects of the Offer on the Market for Shares;
  Registration Under the Exchange Act.......................     23
13.  Certain Legal Matters; Regulatory Approvals............     24
14.  Certain Income Tax Consequences........................     24
15.  Extension of the Offer; Termination; Amendments........     31
16.  Fees and Expenses......................................     31
17.  Miscellaneous..........................................     32
SCHEDULE I -- Certain Transactions Involving Shares.........    S-1

TO THE HOLDERS OF SHARES OF COMMON STOCK
  OF E. I. DU PONT DE NEMOURS AND COMPANY WHO ARE NON-U.S. PERSONS:

                                  INTRODUCTION

GENERAL

     E. I. du Pont de Nemours and Company, a Delaware corporation (the "Company" or "DuPont"), hereby offers to purchase up to 8,000,000 shares of its common stock, par value $.30 per share ("Shares"), at $80.76 per Share, in cash, without interest, less applicable United States withholding taxes (such amount, or any greater amount per Share as may be paid pursuant to the Offer less applicable United States withholding taxes, being referred to herein as the "Purchase Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

     The Shares being purchased in the Offer include shares of DuPont common stock listed on the NYSE, Frankfurt, Dusseldorf, Paris, and Amsterdam exchanges and DuPont common stock underlying Non-U.S. Depositary Receipts. The "Non-U.S. Depositary Receipts" consist of: (1) the International Depositary Receipts issued by B.O.I.C., the Belgian Overseas Issuing Corporation ("B.O.I.C. Depositary Receipts") listed on the Brussels exchange, (2) the Swiss certificates registered in the name of SNOC Swiss Nominee Company ("Swiss Certificates") listed on the Swiss exchange and (3) the Netherlands Depositary Receipts (certificaten) ("Netherlands Depositary Receipts") listed on the Amsterdam exchange.

     The Offer is open only to Non-U.S. Persons. For purposes of this Offer, a "Non-U.S. Person" is any person (i.e., any individual, corporation, partnership, limited liability company, estate, trust or other entity) who is not a U.S. Person. A "U.S. Person," for these purposes, is:

     - any individual who is a U.S. citizen or U.S. resident (for U.S. federal income tax purposes);

     - any corporation, partnership, limited liability company or other entity created or organized in the U.S. or under the laws of the U.S. or of any State within the U.S.;

     - any estate which is subject to U.S. income tax on all of its income (regardless of the source of such income); and

     - any trust if (i) a U.S. court is able to exercise primary supervision over the administration of the trust, and (ii) one or more U.S. persons have the authority to control all substantial decisions of the trust (including, without limitation, any U.S. pension trust organized under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code")).

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THEIR STATUS AS A NON-U.S. PERSON IN ORDER TO DETERMINE THEIR ELIGIBILITY TO PARTICIPATE IN THE OFFER.

     The Company will pay the Purchase Price for up to 8,000,000 Shares validly tendered on or prior to the Expiration Date (as defined in Section 1) and not properly withdrawn, upon the terms and subject to the conditions of the Offer including the proration terms described below. As of the close of business on June 30, 1999, there were approximately 1,129.5 million Shares outstanding. The 8,000,000 Shares that the Company is offering to purchase represent approximately 0.7% of the Shares outstanding as of such date, without giving effect to completion of the Exchange Offer (as defined below), and 0.8% of the Shares estimated to be outstanding assuming the maximum number of Shares are acquired by DuPont in the Exchange Offer. Based on the Company's estimate of the relative numbers of U.S. and non-U.S. holders of Shares, the Company believes that the percentage of Shares held by Non-U.S. Persons which it is offering to purchase in the Offer is approximately the same percentage as the percentage of Shares held by U.S. Persons which are eligible to be exchanged in the Exchange Offer. The Company reserves the right, in its sole discretion and subject to applicable law, to purchase more than 8,000,000 Shares pursuant to the Offer.

     THE OFFER IS ONLY BEING MADE FOR SHARES. CERTIFICATES FOR NON-U.S. DEPOSITARY RECEIPTS WILL NOT BE PURCHASED BY THE COMPANY PURSUANT TO THE OFFER. HOWEVER, PROPERLY TENDERED SHARES UNDERLYING NON-U.S.

DEPOSITARY RECEIPTS WILL BE PURCHASED BY THE COMPANY IN THE OFFER. ALL REFERENCES IN THE OFFER TO PURCHASE TO "SHARES" SHALL, UNLESS THE CONTEXT INDICATES OTHERWISE, INCLUDE SHARES UNDERLYING NON-U.S. DEPOSITARY RECEIPTS. OWNERS OF NON-U.S. DEPOSITARY RECEIPTS SHOULD NOTE THAT THEY, OR THEIR BROKER OR BANK OR OTHER FINANCIAL INTERMEDIARY WHERE SUCH NON-U.S. DEPOSITARY RECEIPTS ARE REGISTERED OR OTHERWISE DEPOSITED, WILL BE ACTING THROUGH THE ISSUER OF SUCH NON-U.S. DEPOSITARY RECEIPTS TO TENDER THE UNDERLYING SHARES. SEE "SECTION 3. PROCEDURE FOR TENDERING SHARES".

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS, INCLUDING SUCCESSFUL COMPLETION OF THE EXCHANGE OFFER (AS DEFINED BELOW), BEING SATISFIED ON OR PRIOR TO THE EXPIRATION DATE. SEE SECTION 6.

     Each stockholder who is a Non-U.S. Person may tender all, some or none of its Shares. Owners of Non-U.S. Depositary Receipts may request the issuer thereof to tender all, some or none of the Shares underlying such Non-U.S. Depositary Receipts. If, on or before the Expiration Date, more than 8,000,000 Shares are validly tendered and not properly withdrawn (or such greater number of Shares as the Company may elect to purchase), the Company will, upon the terms and subject to the conditions of the Offer, purchase Shares first from all Odd-Lot Owners (as defined in Section 2) who validly tender all their Shares and then on a pro rata basis from all Non-U.S. Persons who validly tender Shares (and do not properly withdraw them) on or prior to the Expiration Date. The Company will return at its own expense all Shares not purchased pursuant to the Offer, including Shares not purchased because of proration. Shares not tendered or not purchased because of proration will, unless DuPont determines otherwise or where local law requires otherwise, be returned by book-entry credit. Owners of Non-U.S. Depositary Receipts should consult the issuer of such Non-U.S. Depositary Receipts with respect to the return of certificates if Shares underlying Non-U.S. Depositary Receipts are not tendered or not purchased in the event of proration. The Purchase Price will be paid to the tendering stockholder (or in the case of a participating owner of Non-U.S. Depositary Receipts, to the issuer thereof for subsequent payment to such owner) in cash for all Shares purchased. Tendering stockholders who have Shares registered in their own name and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, U.S. stock transfer taxes on the Company's purchase of Shares pursuant to the Offer. Stockholders holding Shares through their broker or bank are urged to consult such institutions to determine whether they charge any fees or transaction costs if stockholders tender Shares through such institutions and not directly to the Depositary.

     TENDERING STOCKHOLDERS, INCLUDING PARTICIPATING OWNERS OF NON-U.S. DEPOSITARY RECEIPTS, WILL BE SUBJECT TO U.S. FEDERAL INCOME TAX WITHHOLDING EQUAL TO 30% OF THE GROSS PROCEEDS PAYABLE PURSUANT TO THE OFFER UNLESS A REDUCED RATE OF WITHHOLDING IS AVAILABLE PURSUANT TO A TAX TREATY OR AN EXEMPTION FROM WITHHOLDING IS APPLICABLE BECAUSE SUCH GROSS PROCEEDS ARE EFFECTIVELY CONNECTED WITH THE CONDUCT OF A TRADE OR BUSINESS WITHIN THE UNITED STATES. A Non-U.S. Person may be eligible to obtain a refund from the United States Internal Revenue Service (the "IRS") of all or a portion of any tax withheld if such stockholder satisfies one or more of the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in Section 14 or is otherwise able to establish that no tax or a reduced amount of tax is due. See Section 14 for a description of certain United States federal income tax consequences of the Offer to Non-U.S. Persons. If a tendering stockholder, including a participating owner of Non-U.S. Depositary Receipts, is not subject to the withholding described above and such stockholder fails to complete fully, sign and return to the Depositary or such stockholder's broker or bank, the IRS Form W-8 Certificate of Foreign Status included with the Letter of Transmittal, then such stockholder may be subject to required U.S. federal income tax backup withholding of 31% of the gross proceeds paid to such stockholder pursuant to the Offer. See Section 3. Such U.S. federal income tax withholding or backup withholding does not refer to any transfer taxes or other transactional taxes that may be applicable to Offer.

     The Company will pay all reasonable and customary fees and expenses of Deutsche Bank AG, Credit Suisse First Boston, B.O.I.C., the Administratiekantoor voor Handel en Nijverheid B.V. and Paribas (collectively, the "Non-U.S. Information Agents"), D.F. King & Co., Inc. (the "Managing Information Agent" and, together with the Non-U.S. Information Agents, the "Information Agents") and First Chicago Trust Company of New York (the "Depositary" or "First Chicago") in connection with the Offer. See

Section 16. First Chicago, the Depositary, is the entity which receives tendered Shares in the Offer and should not be confused with the various depositaries or other nominees which have issued Non-U.S. Depositary Receipts and to whom participating owners of Non-U.S. Depositary Receipts, or their brokers, dealers, commercial banks, trust companies or custodian banks, are required to deliver their certificates in order to have the underlying Shares tendered in the Offer.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MAKING OF THE OFFER. HOWEVER, STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NONE OF THE COMPANY, ITS BOARD OF DIRECTORS, THE INFORMATION AGENTS OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES.

     For purposes of this Offer to Purchase, unless the context indicates otherwise and except with respect to procedures for tendering and withdrawal, Shares underlying Non-U.S. Depositary Receipts properly tendered to First Chicago by an issuer thereof shall be deemed to have been tendered by the owner of such Non-U.S. Depositary Receipts and any such Shares that are purchased by the Company shall be deemed to have been purchased from such owner.

THE EXCHANGE OFFER

     As part of DuPont's increased focus on its materials and life sciences businesses, DuPont announced in May 1998 its intention to separate its oil and gas business, operated by Conoco Inc. ("Conoco"), from its other businesses. On July 12, 1999, DuPont commenced an exchange offer (as the same may be amended, modified or extended, the "Exchange Offer") to exchange all of the 436.5 million shares of Conoco Class B Common Stock ("Conoco Class B Stock") owned by it for Shares at an exchange ratio of 2.95 shares of Conoco Class B Stock per Share. The Exchange Offer is open only to holders of Shares who are U.S. Persons. Participants in the Exchange Offer will receive shares of Conoco Class B Stock on a tax-free basis. IF YOU ARE A NON-U.S. PERSON YOU MAY NOT PARTICIPATE IN THE EXCHANGE OFFER; THE EXCHANGE OFFER IS OPEN ONLY TO U.S. PERSONS. INSTEAD, YOU WILL BE ALLOWED TO PARTICIPATE IN THE OFFER FOR CASH GOVERNED BY THIS OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL. Shares held in a DuPont Non-U.S. Stock Ownership Plan (as defined below) shall be deemed to be held by Non-U.S. Persons and Shares held in a DuPont or DuPont affiliated company stock ownership plan based in the United States shall be deemed to be held by U.S. Persons for purposes of determining whether such Shares may be tendered in this Offer or, alternatively, the Exchange Offer.

     If, in the Exchange Offer, fewer than all of the Conoco shares held by DuPont are distributed, DuPont may distribute all or a portion of the balance of its Conoco shares pro rata to all of its remaining stockholders, including Non-U.S. Persons (i.e., a spin-off). Alternatively, DuPont may sell all or a portion of any such remaining Conoco shares in a secondary offering that would follow the Exchange Offer, otherwise dispose of such shares, or retain all or a portion of such remaining shares.

     After consummation of the Exchange Offer, except possibly to the limited extent described above, DuPont will no longer own any of the outstanding stock of Conoco. Accordingly, DuPont's balance sheet and income statement will no longer reflect the assets and operations of Conoco and DuPont's total market capitalization will decrease considerably.

                                   * * * * *

     We are sending this Offer to Purchase and the Letter of Transmittal to persons believed to be Non-U.S. Persons having addresses outside the United States who held Shares as of the close of business approximately five calendar days prior to the date of commencement of the Offer. If you are a U.S. Person and you have received this document, contact D.F. King & Co., Inc., the Managing Information Agent, or your broker or nominee. We are also sending this Offer to Purchase, via the relevant trustees or plan managers, to persons participating in the DuPont (U.K.) Limited Share Ownership Plan, DuPont Pharmaceuticals Limited Share Ownership Plan, DuPont Dow Elastomers Limited Share Ownership Plan, the Conoco Stock Ownership Plan, the DuPont Single Company Pep (SCP), the DuPont Individual Savings Account (ISA), the Conoco Individual Savings Account
(ISA), the DuPont Share Shop, the Conoco Share Shop, the Employee Stock

Ownership Plan -- Norske Conoco AS, the DuPont (Australia) Limited Employee Shares Savings Plan, the DuPont (New Zealand) Limited Employee Shares Savings Plan and the DuPont K.K. Employee Stock Ownership Plan (collectively, the "DuPont Non-U.S. Stock Ownership Plans") whether or not those participants are holders of record of Shares, and persons who, as of the fifth calendar day prior to the commencement of the Offer, were not participants in a DuPont Non-U.S. Stock Ownership Plan but were eligible to participate in such a plan. We will also furnish this Offer to Purchase and related Letter of Transmittal to brokers, banks and similar persons whose names or the names of whose nominees appear on the stockholder list of DuPont or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares and Non-U.S. Depositary Receipts who are Non-U.S. Persons with addresses outside the United States.

     The Shares are listed on the New York Stock Exchange, Inc. (the "NYSE") and traded on the NYSE under the symbol "DD" and the Frankfurt, Dusseldorf, Paris, and Amsterdam exchanges, and Non-U.S. Depositary Receipts are listed on the Amsterdam, Brussels and Swiss exchanges. On July 8, 1999, the last full trading day on the NYSE prior to the setting of the exchange ratio applicable to the Exchange Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $68.50. THE COMPANY URGES STOCKHOLDERS TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE SHARES.

                                   THE OFFER

1.  NUMBER OF SHARES; PRORATION.

     Upon the terms and subject to the conditions of the Offer, the Company will accept for payment (and thereby purchase) 8,000,000 Shares or such lesser number of Shares as are validly tendered on or before the Expiration Date (and not properly withdrawn in accordance with Section 4) at a cash price of $80.76 per share, without interest, less applicable United States withholding taxes. The term "Expiration Date" means 12:00 Midnight, New York City time, on August 10, 1999, unless and until the Company in its sole discretion shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 15 for a description of the Company's right to extend the time during which the Offer is open and to delay, terminate or amend the Offer. Each stockholder may tender all, some or none of its Shares in the Offer. Owners of Non-U.S. Depositary Receipts may request the issuer thereof to tender all, some or none of the Shares underlying such Non-U.S. Depositary Receipts. If the Offer is oversubscribed, Shares tendered on or prior to the Expiration Date will be eligible for proration. The proration period also expires on the Expiration Date. ONLY SHARES TENDERED BY NON-U.S. PERSONS WILL BE ACCEPTED FOR PAYMENT AND PURCHASED BY THE COMPANY PURSUANT TO THE OFFER. BY TENDERING SHARES INTO THE OFFER (INCLUDING BY INSTRUCTING AN ISSUER OF NON-U.S. DEPOSITARY RECEIPTS TO TENDER THE SHARES UNDERLYING SUCH NON-U.S. DEPOSITARY RECEIPTS) THE BENEFICIAL OWNER OF SUCH SHARES OR THE APPLICABLE NON-U.S. DEPOSITARY RECEIPTS SHALL BE DEEMED TO HAVE REPRESENTED THAT IT IS A NON-U.S. PERSON.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS, INCLUDING SUCCESSFUL COMPLETION OF THE EXCHANGE OFFER, BEING SATISFIED ON OR PRIOR TO THE EXPIRATION DATE. THE COMPANY MAY ALSO TERMINATE THE OFFER IN CERTAIN CIRCUMSTANCES. SEE SECTIONS 6 AND 15.

     In accordance with regulations of the United States Securities and Exchange Commission (the "Commission" or the "SEC"), the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. If (i) the Company increases or decreases the price to be paid for Shares, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 15, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

     The Company will pay the Purchase Price for up to 8,000,000 Shares validly tendered on or prior to the Expiration Date and not properly withdrawn, upon the terms and subject to the conditions of the Offer. The Company may (subject to Rule 13e-4(f)(5) under the United States Securities Exchange Act of 1934, as amended (the "Exchange Act")) delay accepting or purchasing any Shares in order to comply in whole or in part with any applicable law. For a description of the Company's right to delay, terminate or amend the Offer, see Section 15. Under no circumstances will interest be paid by the Company under the Offer, regardless of any delay in purchasing the Shares.

     All Shares not purchased pursuant to the Offer, including Shares not purchased as a result of proration, will be returned at the Company's expense, as promptly as practicable following the Expiration Date. The Company will hold Shares accepted for purchase, at least initially, as treasury shares. Except where local law requires otherwise, physical certificates representing Shares not tendered or not purchased as a result of proration will not be returned. Rather than issuing any physical certificates with respect to such Shares, the Depositary will credit such Shares by book-entry. See Section 3 under the caption "Return of Unpurchased Shares" for more information. Owners of Non-U.S. Depositary Receipts are urged to consult the issuer of such securities with respect to the return of certificates for such Non-U.S. Depositary Receipts if Shares underlying such Non-U.S. Depositary Receipts are not tendered or not purchased because of proration.

     If the number of Shares validly tendered and not withdrawn on or prior to the Expiration Date is less than or equal to 8,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, purchase at the Purchase Price all Shares so tendered.

     All financial amounts, numbers and sums of money designated herein are in U.S. Dollars, unless otherwise indicated. The cash price in this Offer is based on the exchange ratio in the Exchange Offer. In the event of any change in such exchange ratio, the Company intends to change the cash price herein, as described in Section 8.

     Priority. Upon the terms and subject to the conditions of the Offer, in the event that prior to the Expiration Date more than 8,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) are validly tendered and not withdrawn, the Company will purchase such validly tendered Shares in the following order of priority:

          (i) all Shares validly tendered and not withdrawn prior to the Expiration Date by any Odd-Lot Owner (as defined in Section 2) who:

             (1) tenders all Shares beneficially owned by such Odd-Lot Owner (partial tenders will not qualify for this preference); and

             (2) completes the box captioned "Odd-Lot Shares" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

          (ii) after purchase of all of the foregoing Shares, all other Shares validly tendered and not withdrawn prior to the Expiration Date on a pro rata basis.

     Proration. In the event that proration of tendered Shares is required, the Company will determine the final proration factor as promptly as practicable after the Expiration Date. Proration for each stockholder tendering Shares (other than Odd-Lot Owners) shall be based on the ratio of the number of Shares tendered pursuant to this Offer by such stockholder to the total number of Shares tendered pursuant to this Offer by all stockholders (other than Odd-Lot Owners). This ratio will be applied to stockholders (other than Odd-Lot Owners) tendering Shares to determine the number of Shares that will be purchased from each such stockholder pursuant to the Offer. The number of Shares tendered into or purchased pursuant to the Exchange Offer will not affect the foregoing calculations. Although the Company does not expect to be able to announce the final results of such proration until approximately five business days after the Expiration Date, it will announce preliminary results of proration by press release as promptly as practicable after the Expiration Date. Stockholders can obtain such preliminary information from the Managing Information Agent and may be able to obtain such information from their brokers.

     Proration may result in fractional Shares being owned by you, other than in certain jurisdictions where fractional shares cannot be maintained. See Section 3 under the caption "Return of Unpurchased Shares" for more information. Owners of Non-U.S. Depositary Receipts should consult the issuer of such securities or the relevant Non-U.S. Information Agent or their broker or other financial intermediary with respect to the availability of physical certificates for such Non-U.S. Depositary Receipts representing fractional shares and the treatment and/or distribution of any cash in lieu of fractional Shares. In addition, owners of B.O.I.C. Depositary Receipts are urged to consult B.O.I.C. with respect to the availability of physical certificates if Shares underlying such B.O.I.C. Depositary Receipt certificates not purchased in the Offer do not represent whole multiples of the denomination of underlying Shares in which certificates for B.O.I.C. Depositary Receipts may be issued.

     The number of Shares that the Company purchases from a stockholder may affect the tax consequences to such stockholder of the Offer and therefore may be relevant to a stockholder's decision whether to tender Shares and, if so, how many Shares to tender. Certain tax consequences of the Offer are discussed in
Section 14.

     We are sending this Offer to Purchase and the Letter of Transmittal to persons believed to be Non-U.S. Persons having addresses outside the United States who held Shares as of the close of business approximately five calendar days prior to the date of commencement of the Offer. If you are a U.S. Person and you have received this document, contact D.F. King & Co., Inc., the Managing Information Agent, or your broker or nominee. We are also sending this Offer to Purchase to persons participating in a DuPont Non-U.S. Stock Ownership Plan whether or not those participants are holders of record of Shares, and persons who, as of the fifth calendar day prior to the commencement of the Offer, were not participants in a DuPont Non-U.S. Stock Ownership Plan but were eligible to participate in such a plan. We will also furnish this Offer to Purchase and related Letter of Transmittal to brokers, banks and similar persons whose names or the names of whose nominees appear on the stockholder list of DuPont or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares and Non-U.S. Depositary Receipts who are Non-U.S. Persons having addresses outside the United States.

2.  TENDERS BY OWNERS OF FEWER THAN 100 SHARES.

     The Company, upon the terms and subject to the conditions of the Offer, will accept for purchase, without proration, all Shares validly tendered and not withdrawn on or prior to the Expiration Date by or on behalf of Non-U.S. Persons who beneficially owned as of the close of business on July 7, 1999, and will beneficially own as of the Expiration Date, an aggregate of fewer than 100 Shares, excluding participants in the DuPont Non-U.S. Stock Ownership Plans ("Odd-Lot Owners"). See Section 1. To avoid proration, however, an Odd-Lot Owner must validly tender all such Shares that such Odd-Lot Owner beneficially owns; partial tenders will not qualify for this preference. This preference is not available to partial tenders or to owners of 100 or more Shares in the aggregate, even if such owners have separate stock certificates for fewer than 100 such Shares. In addition, this preference is not available to participants in the Company's employee benefit plans. Any Odd-Lot Owner wishing to tender all such Shares beneficially owned by such stockholder pursuant to this Offer must complete the box captioned "Odd-Lot Shares" in the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. See Section 3. Stockholders owning an aggregate of less than 100 Shares whose Shares are purchased pursuant to the Offer will avoid both the payment of brokerage commissions and applicable odd lot discounts, if any, payable on a sale of their Shares in transactions on a stock exchange. The foregoing provisions with respect to Odd-Lot Owners, including the preference in the event of proration, apply to owners of Non-U.S. Depositary Receipts the underlying Shares of which are less than 100, although owners of Non-U.S. Depositary Receipts must follow the instruction of the issuer thereof to have the underlying Shares tendered.

     Because of the large number of Shares held in the names of brokers and nominees, the Company is unable to estimate the number of Non-U.S. Persons who were beneficial owners of fewer than 100 Shares or the aggregate number of Shares they own.

     The Company also reserves the right, but will not be obligated, to purchase all Shares duly tendered by any stockholder who tendered any Shares beneficially owned and who, as a result of proration, would then beneficially own an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase in the Offer by the number of Shares purchased through the exercise of such right. In this event, purchases of such additional Shares will not be subject to proration.

3.  PROCEDURE FOR TENDERING SHARES.

     Proper Tender of Shares.  For Shares to be validly tendered pursuant to the
Offer:

     (i) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees (or an Agent's Message, in connection with a book-entry transfer), and any other documents required by the Letter of Transmittal, must be received prior to 12:00 Midnight, New York City time, on the Expiration Date by the Depositary at the applicable address set forth on the back cover of this Offer to Purchase; or

     (ii) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

     Persons participating in a DuPont Non-U.S. Stock Ownership Plan and Non-U.S. Persons with a Blueprint brokerage account at Merrill Lynch may also participate in the Offer and should follow the procedures set forth below under the caption "Special Procedures for Participants in a DuPont Non-U.S. Stock Ownership Plan or the Blueprint Brokerage Account at Merrill Lynch" to tender their Shares. Stockholders who are both Non-U.S. Persons and participants in the Dividend Reinvestment Plan of DuPont who wish to tender some or all of their Shares in their plan accounts may do so by indication on the Letter of Transmittal and by following the procedures outlined in this section. Dividend Reinvestment Plan participants should also see instruction 5 of the Letter of Transmittal.

     If stockholders own Shares that are currently traded on the Frankfurt, Dusseldorf, Paris or Amsterdam exchanges and which such stockholders wish to tender, it is the Company's understanding that tenders by their brokers, dealers, commercial banks, trust companies, custodian banks or nominees must be made through Deutsche Bank AG (with respect to Shares listed on the Frankfurt and Dusseldorf exchange), SICOVAM (with respect to Shares listed on the Paris exchange) and ASAS (with respect to Shares listed on the Amsterdam exchange), respectively. Such stockholders are urged to consult their brokers, dealers, commercial banks, trust companies, custodian banks or other nominees for more information.

     If you hold Non-U.S. Depositary Receipts and you wish to have tendered any of the Shares underlying such Non-U.S. Depositary Receipts, you should deliver, or, if applicable, instruct your bank, broker or custodian bank or other financial intermediary, to deliver your certificates as directed by the issuer thereof of pursuant to instructions given with respect to such Non-U.S. Depositary Receipts in order that the issuer thereof or, if applicable, an affiliate of the issuer, may tender the appropriate number of underlying Shares.

     Odd-Lot Owners who tender all Shares must complete the section entitled "Odd-Lot Shares" on the Letter of Transmittal (or on the portion of the "To Our Clients" letter to be returned to their broker, dealer, commercial bank, trust company, custodian bank or other nominee) and, if applicable, on the Notice of Guaranteed Delivery, in order to qualify for the preferential treatment available to Odd-Lot Owners as set forth in Section 2. Odd-Lot Owners who own Non-U.S. Depositary Receipts, the underlying shares of which are less than 100, should follow the instructions provided by the issuer thereof in order to qualify for such preferential treatment.

     Signature Guarantees and Method of Delivery. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section, includes any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the holder of the Shares) tendered therewith and payment and delivery are to be made directly to such registered holder, or (ii) the Shares are tendered for the account of a firm or other entity that is a member in good standing of the Security Transfer Agent's Medallion Program (an "Eligible Institution"). In this regard, see Section 5 for information with respect to applicable stock transfer taxes. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be credited or returned, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation by the Expiration Date of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility as described below), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal.

     Owners of Non-U.S. Depositary Receipts should consult the issuer thereof or the relevant Non-U.S. Information Agent with respect to guarantees of signatures in connection with the delivery of such Non-U.S. Depositary Receipts necessary to tender underlying Shares.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. Even though delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined below), and other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be followed. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share certificates cannot be delivered to the Depositary on or prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed by the Expiration Date) or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, such Shares may nevertheless be tendered provided that all of the following conditions are satisfied:

      (i) such tender is made by or through an Eligible Institution;

      (ii) the Depositary receives (by hand, mail, overnight courier, telegram or facsimile transmission), on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

     (iii) the certificates for all tendered Shares in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, or other documents required by the Letter of Transmittal, are received by the Depositary no later than 5:00 p.m., New York City time, on the third NYSE trading day on which banks are open for business after the date of execution of such Notice of Guaranteed Delivery.

     The procedures described above with respect to guaranteed delivery do not apply to Non-U.S. Depositary Receipts, because Non-U.S. Depositary Receipts cannot be tendered to the Depositary. If Non-U.S. Depositary Receipts are not immediately available, an owner thereof should follow any applicable instructions of the issuer thereof, or their broker or other relevant financial intermediary if such owner desires to tender Shares underlying Non-U.S. Depositary Receipts.

     Special Procedures for Participants in a DuPont Non-U.S. Stock Ownership Plan or the Blueprint Brokerage Account at Merrill Lynch. All persons participating in a DuPont Non-U.S. Stock Ownership Plan (i.e., a DuPont or a DuPont affiliated company stock ownership plan based in the United Kingdom, Norway, Australia, New Zealand or Japan) who wish to participate in the Offer may instruct the plan's trustee to tender eligible DuPont shares attributable to their plan accounts by following the instructions included in the letter from the trustee or plan manager representative sent to them. Shares held in a DuPont Non-U.S. Stock Ownership Plan are deemed to be held by Non-U.S. Persons for purposes of the Offer and may not be tendered in the Exchange Offer. Non-U.S. Persons who are account holders in the Blueprint brokerage account who wish to participate in the Offer may instruct Merrill Lynch to tender Shares attributable to their plan accounts by notifying Merrill Lynch of the election as provided in the notice sent to non-U.S. participants in the Blueprint brokerage account.

     Holders of vested but unexercised options to purchase Shares may exercise those options in accordance with the terms of the stock option plans of DuPont and, if Shares resulting from such exercise are unrestricted, tender the Shares received upon such exercise under the general instructions for tendering shares discussed above.

     Restricted Shares granted under DuPont's Stock Performance Plan or acquired in connection with a stock option exercise resulting in the grant of reload options are not eligible for this Offer.

     NON-U.S. PERSONS WHO ARE ACCOUNT HOLDERS IN THE BLUEPRINT BROKERAGE ACCOUNT AT MERRILL LYNCH AND PERSONS WHO ARE PARTICIPANTS IN A DUPONT NON-U.S. STOCK OWNERSHIP PLAN (i.e., A DUPONT OR A DUPONT AFFILIATED COMPANY STOCK OWNERSHIP PLAN BASED IN THE UNITED KINGDOM, NORWAY, AUSTRALIA, NEW ZEALAND OR JAPAN) MAY NOT USE THE LETTER OF TRANSMITTAL TO DIRECT THE TENDER OF SHARES BUT MUST INSTEAD FOLLOW THE SEPARATE ELECTION INSTRUCTIONS SENT TO THEM BY MERRILL LYNCH (WITH RESPECT TO BLUEPRINT BROKERAGE ACCOUNT HOLDERS) OR THE TRUSTEE OR MANAGER (WITH RESPECT TO PARTICIPANTS IN SUCH STOCK OWNERSHIP PLANS). SUCH ACCOUNT HOLDERS IN THE BLUEPRINT BROKERAGE ACCOUNT AT MERRILL LYNCH AND SUCH PARTICIPANTS IN SUCH STOCK OWNERSHIP PLANS ARE URGED TO READ THE MATERIALS SENT TO THEM CAREFULLY.

     Return of Unpurchased Shares. If any tendered Shares are not purchased as a result of proration, or if less than all Shares evidenced by a certificate are tendered, such unpurchased Shares (including, except in jurisdictions where fractional Shares cannot be maintained, any fractional Shares resulting from proration) will be credited to the appropriate account maintained (or, in the case of a tender of certificates registered in the name of an owner who is not a participant in the Book-Entry Transfer Facility, established by the Depositary) at the Book-Entry Transfer Facility, except where local law requires otherwise, in each case without expense to such stockholder.

     With respect to certificated Shares not tendered because of a partial tender or not purchased as a result of proration, promptly following the crediting of such Shares to the book-entry accounts, a statement from the Depositary evidencing such holdings will be mailed to the relevant owner of such Shares, as well as general information on the book-entry form of ownership. You are not required to maintain a book-entry account and you may obtain a stock certificate for all or a portion of your Shares at no cost to you. Instructions describing how you can obtain stock certificates will be included with the statement mailed to you. With respect to any request for certificates, because the Company will not issue certificates representing fractional Shares (and in jurisdictions where fractional Shares cannot be maintained), the Company will sell, or cause to be sold, fractional Shares for your account and transfer the proceeds to you if you request certificates. Since the foregoing also applies to Shares underlying Non-U.S. Depositary Receipts, owners of Non-U.S. Depositary Receipts are urged to consult the issuer of such securities or the relevant Non-U.S. Information Agent with respect to the return of certificates for such Non-U.S. Depositary Receipts and the treatment and/or distribution of any cash in lieu of fractional Shares if Shares underlying such Non-U.S. Depositary Receipts are not purchased because of proration. The Company will not be responsible and will not pay cash directly to any owner of a Non-U.S. Depositary Receipt in respect of fractional Shares returned in respect of such securities in the event of proration. In addition, owners of B.O.I.C. Depositary Receipts are urged to consult B.O.I.C. with respect to the availability of certificates if Shares underlying B.O.I.C Depositary Receipt certificates not purchased in the Offer do not represent whole multiples of the denomination of underlying Shares in which certificates for B.O.I.C. Depository Receipts may be issued.

     Withholding on Amounts Payable to Non-U.S. Persons. Tendering stockholders, including participating owners of Non-U.S. Depositary Receipts, will be subject to U.S. federal income tax withholding equal to 30% of the gross proceeds payable unless a reduced rate of withholding is available pursuant to a tax treaty or an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-U.S. Person must deliver to the Depositary or such stockholder's broker or bank prior to the payment date a properly completed and executed IRS Form 1001 or other applicable form which may, in certain circumstances, consist of a properly completed and executed IRS Form W-8 which includes such Non-U.S. Person's address. Stockholders are urged to consult the Depositary or such stockholder's broker or bank to determine whether such stockholder has previously delivered a valid properly completed and executed IRS Form 1001 or other applicable form and, if not, which form to file. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Person must deliver to the Depositary or such stockholder's broker or bank prior to the payment date a properly completed and executed IRS Form 4224 or other applicable form. A Non-U.S. Person may be eligible to obtain a refund from the IRS of all or a portion of any tax withheld if such stockholder satisfies one or more of the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in Section 14 or is otherwise able to establish that no tax or a reduced amount of tax is due. Non-U.S. Persons are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding to the Offer, including their eligibility for a withholding tax reduction or exemption, their eligibility to obtain a refund of tax withheld and the procedures for obtaining such refund. See Instruction 10 of the Letter of Transmittal.

     U.S. Federal Income Tax Backup Withholding. If the tendering stockholder, including a participating owner of Non-U.S. Depositary Receipts, is not subject to the withholding described above and such stockholder fails to complete fully, sign and return to the Depositary or such stockholder's broker or bank the IRS Form W-8 Certificate of Foreign Status included with the Letter of Transmittal, then such stockholder may be subject to required U.S. federal income tax backup withholding of 31% of the gross proceeds paid to such stockholder pursuant to the Offer. Most Non-U.S. Persons will not be subject to backup withholding because they will be subject to the withholding described above. See Instruction 11 of the Letter of Transmittal. Each tendering stockholder who is exempt from backup withholding should complete and sign the IRS Form W-8 Certificate of Foreign Status included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such stockholder otherwise establishes that the stockholder is not subject to backup withholding. Backup withholding is not an additional tax; any amounts so withheld may be credited against the U.S. federal income tax liability of the stockholder subject to backup withholding.

     Transfer Taxes. The Company will pay all U.S. stock transfer taxes, and Belgian and Swiss transactional taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer; provided, however, that if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless evidence satisfactory to the Company of the payment of such taxes or exemption therefrom is submitted. See Instruction 7 of the Letter of Transmittal. The Company does not believe that any U.S. stock transfer taxes will be payable in connection with the Offer, including by the Company, in the event the proviso in the second preceding sentence is inapplicable. Without having made any investigation with respect thereto, the Company is not aware of any non-U.S. transfer taxes, other than transactional taxes pursuant to the laws of Belgium and Switzerland applicable to purchases of B.O.I.C. Depositary Receipts and Swiss Certificates, if payment of the purchase price and delivery of any Shares not purchased are made to the registered holder. See Section 14. The Company will not pay Belgian and Swiss transactional taxes unless stockholders who are required to tender Shares using the Letter of Transmittal indicate on the Letter of Transmittal that such transactional taxes are payable on such Shares being purchased pursuant to the Offer. If any transfer or transactional taxes under laws of any other jurisdiction outside the United States are applicable to purchases of Shares in the Offer, the Company will not be obligated to pay such taxes, although it reserves the right to do so in any particular case or instance.

     Tendering Stockholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person's own account unless at the time of tender and at the Expiration Date such person has a "net long position" equal to or greater than the amount tendered in (a) the Shares and will deliver or cause to be delivered such Shares for the purpose of tender to the Company within the period specified in the Offer, or (b) other securities immediately convertible into, exercisable for or exchangeable into Shares ("Equivalent Securities") and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to the Company within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder's representation and warranty to the Company that (a) such stockholder has a "net long position" in Shares or Equivalent Securities being tendered within the meaning of Rule 14e-4, (b) such tender of Shares complies with Rule 14e-4 and (c) such stockholder is a "Non-U.S. Person" as such term is defined in Section 1. By tendering Shares in the Offer (including by instructing an issuer of Non-U.S. Depositary Receipts to tender the Shares underlying such Non-U.S. Depositary Receipts), a stockholder is deemed to have represented that such stockholder is a Non-U.S. Person. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder, including the owners of Non-U.S. Depositary Receipts representing tendered Shares, and the Company upon the terms and subject to the conditions of the Offer.

     Determinations of Validity and Status as Non-U.S. Persons; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the price to be paid therefor and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Shares or any particular stockholder. The Company (i) will be entitled (but not obligated) to rely on any stockholder's certification, representation or deemed representation that it is a Non-U.S. Person, (ii) will have the right to request any additional information from any record or beneficial owner of Shares, or any owner of Non-U.S. Depositary Receipts, that the Company in its sole discretion determines to so request including with respect to the status of such owner or of any of its partners, stockholders, beneficiaries, principals, or participants as Non-U.S. Persons or the tax impact on the Company of such person's tender of Shares, including a tender of Shares underlying Non-U.S. Depositary Receipts, or the applicability of transfer taxes to such Non-U.S. Person's participation in the Offer and (iii) will have the right to reject any tender if it is not satisfied in its sole discretion that the beneficial owner of tendered Shares or Non-U.S. Depositary Receipts is a Non-U.S. Person. No tender of Shares will be deemed to be properly made until all defects or irregularities have been cured or waived. None of the Company, the Depositary, the Non-U.S. Information Agents, the Managing Information Agent or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

     CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

     CERTIFICATES REPRESENTING NON-U.S. DEPOSITARY RECEIPTS DELIVERED TO THE COMPANY OR THE DEPOSITARY WILL NOT BE DEEMED TO BE A VALID TENDER OF SHARES. CERTIFICATES REPRESENTING NON-U.S. DEPOSITARY RECEIPTS MUST BE DELIVERED IN ACCORDANCE WITH THE INSTRUCTIONS OF THE ISSUER THEREOF IN ORDER THAT THE SHARES UNDERLYING SUCH NON-U.S. DEPOSITARY RECEIPTS CAN BE TENDERED TO THE DEPOSITARY. OWNERS OF NON-U.S. DEPOSITARY RECEIPTS

SHOULD CONTACT THE RELEVANT NON-U.S. INFORMATION AGENT, THE ISSUER OF THEIR NON-U.S. DEPOSITARY RECEIPTS, OR THEIR BROKER OR OTHER FINANCIAL INTERMEDIARY FOR MORE INFORMATION.

4.  WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless accepted for payment by the Company as provided in this Offer to Purchase, may also be withdrawn after 12:00 Midnight, New York City time, on September 3, 1999.

     For a withdrawal to be effective, the Depositary to which Shares were tendered must receive (at its address set forth on the back cover of this Offer to Purchase) a notice of withdrawal in written, telegraphic or facsimile transmission form on a timely basis. Such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares tendered, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing the Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. All questions as to the form and validity, including time of receipt, of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. None of the Company, the Depositary, the Information Agents or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. Withdrawals may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered on or prior to the Expiration Date by again following any of the procedures described in
Section 3.

     Owners of Non-U.S. Depositary Receipts should consult the issuer of such securities or the relevant Non-U.S. Information Agent, or their broker or other financial intermediary, for instructions with respect to their withdrawal rights.

     If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

     Participants in a DuPont Non-U.S. Stock Ownership Plan and Non-U.S. Persons having a Blueprint brokerage account at Merrill Lynch should disregard the foregoing procedures with respect to Shares attributable to their individual accounts in such plans and should follow the procedures for withdrawal, if any, included in the applicable letter furnished to such participants.

5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

     The Company will, upon the terms and subject to the conditions of the Offer, taking into account the number of Shares so tendered, accept for payment and pay for (and thereby purchase) Shares validly tendered, and not properly withdrawn, pursuant to the Offer as soon as practicable after the Expiration Date. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased), subject to proration, Shares that are validly tendered and not properly withdrawn when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration) but only after timely receipt by the Depositary of certificates for Shares (or of a Book-Entry Confirmation by the Expiration Date of such Shares into the

Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), or, in the case of a book-entry transfer, an Agent's Message and any other required documents. All payments made by the Company will be made in U.S. Dollars.

     Payment for Shares purchased pursuant to the Offer will be made by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment to the tendering stockholders. Payments in respect of Shares underlying Non-U.S. Depositary Receipts will be made to the issuer thereof for subsequent payment to the participating owner of such Non-U.S. Depositary Receipts. In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date. However, the Company does not expect to be able to announce the final results of any such proration until approximately five business days after the Expiration Date. Under no circumstances will the Company pay interest on the Purchase Price including, without limitation, by reason of any delay in making payment. All Shares not tendered or not purchased as a result of proration will be credited to the appropriate account maintained (or, in the case of a tender of certificates, established by the Depositary) at the Book-Entry Transfer Facility, except where local law requires otherwise, as promptly as practicable following the Expiration Date without expense to the tendering stockholder. In addition, if the Exchange Offer is not consummated or certain other events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 6. The Company will hold Shares accepted for purchase, at least initially, as treasury Shares.

     The Company will pay all U.S. stock transfer taxes, and Belgian and Swiss transactional taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer; provided, however, that if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless evidence satisfactory to the Company of the payment of such taxes or exemption therefrom is submitted prior to the payment date. See Instruction 7 of the Letter of Transmittal. The Company does not believe that any U.S. stock transfer taxes will be payable in connection with the Offer, including by the Company, in the event the proviso in the second preceding sentence is inapplicable. Without having made any investigation with respect thereto, the Company is not aware of any non-U.S. transfer taxes, other than transactional taxes pursuant to the laws of Belgium and Switzerland applicable to purchases of B.O.I.C. Depositary Receipts and Swiss Certificates, if payment of the purchase price and delivery of any Shares not purchased are made to the registered holder. See Section 14. The Company will not pay any Belgian and Swiss transactional taxes unless stockholders who are required to tender Shares using the Letter of Transmittal indicate on the Letter of Transmittal that such transactional taxes are payable on such Shares being purchased pursuant to the Offer. If any transfer or transactional taxes under laws of any other jurisdiction outside the United States are applicable to purchases of Shares in the Offer, the Company will not be obligated to pay such taxes, although it reserves the right to do so in any particular case or instance.

     Tendering stockholders, including participating owners of Non-U.S. Depositary Receipts, will be subject to U.S. federal income tax withholding equal to 30% of the gross proceeds payable pursuant to the Offer unless a reduced rate of withholding is available pursuant to a tax treaty or an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. A Non-U.S. Person may be eligible to obtain a refund from the IRS of all or a portion of any tax withheld if such stockholder satisfies one or more of the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in Section 14 or is otherwise able to establish that no tax or a reduced amount of tax is due. See Section 14 for a description of certain United States federal income tax consequences of the Offer to Non-U.S. Persons. If a tendering stockholder, including a participating owner of Non-U.S. Depositary Receipts, is not subject to the withholding described above and such stockholder fails to complete fully, sign and return to the Depositary or such stockholder's broker or bank, the IRS Form W-8 Certificate of Foreign Status included with the Letter of Transmittal, then such stockholder may be subject to required U.S. federal income tax backup withholding of 31% of the gross proceeds paid to such stockholder or other payee pursuant to the Offer. See Section 3.

6.  CERTAIN CONDITIONS OF THE OFFER.

     The Offer is conditioned upon the consummation of the Exchange Offer (that is, the acceptance for exchange of Shares pursuant to the Exchange Offer by the Company) (the "Exchange Offer Condition") on or prior to the Expiration Date of the Offer. The Exchange Offer itself is subject to various conditions, including that at least 73,990,436 Shares are validly tendered (and not withdrawn) pursuant thereto. In the Exchange Offer the Company reserved the right to waive any and all conditions thereto. The Company also has broad rights to amend and extend the Exchange Offer pursuant thereto. In addition, and notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) promulgated under the Exchange Act, if at any time on or after August 6, 1999 and prior to the time of payment for any such Shares (whether any Shares have theretofore been accepted for payment, purchased or paid for pursuant to the Offer) the Exchange Offer Condition is not met or if any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable or impracticable to proceed with the Offer or with such acceptance for payment or payment:

     (1) (a) any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the Offer or otherwise relating in any manner to the Offer shall have been instituted, or threatened; (b) any order, stay, judgment or decree shall have been issued by any court, government, governmental authority or other regulatory or administrative authority and be in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the Offer, any of which would or might restrain, prohibit or delay completion of the Offer or impair the contemplated benefits of the Offer to the Company; or (c) IRS shall have notified the Company that the private letter ruling including the supplemental ruling received by the Company with respect to the Exchange Offer has been withdrawn or invalidated, in whole or in part, or the Company shall have determined that any of the representations and assumptions underlying the ruling or any portion of the ruling are not true and correct in all respects;

     (2) any of the following shall have occurred and the adverse effect of such occurrence shall, in the judgment of the Company, be continuing: (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States; (b) any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least twenty percent in either the Dow Jones average of industrial stocks or the Standard & Poor's 500 Index from July 8, 1999; (c) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (d) any limitation, whether or not mandatory, by any governmental entity, on, or any other event that would reasonably be expected to materially adverse affect, the extension of credit by banks or other lending institutions; (e) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the Offer; or (f) if any of the situations above exist at the time of commencement of the Offer, the situation deteriorates materially;

     (3) any tender or exchange offer with respect to some or all of the outstanding Shares other than the Offer and the Exchange Offer, or a merger, acquisition or other business combination proposal for the Company, shall have been proposed, announced or made by any person or entity;

     (4) there shall have occurred any event or events that have resulted, or may result, in the judgment of the Company, in an actual or threatened change in the business, condition (financial or other), income, operations, stock ownership or prospects of the Company and its subsidiaries, taken as a whole; or

     (5) (a) any person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) comes to own more than five percent of the outstanding Shares (other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to July 8, 1999), (b) any such person, entity or group which had publicly disclosed such ownership prior to such date shall come to own additional Shares constituting more than two percent of the outstanding Shares (options for and other rights to acquire Shares which are so acquired, or proposed to be acquired, being deemed for this purpose to be immediately exercisable) or (c) any new group shall have been formed which beneficially owns more than five percent of the outstanding Shares which in the judgment of the Company in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Offer or with such acceptance for purchase of Shares.

     The foregoing conditions are for the Company's sole benefit and may be asserted by the Company regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) or may be waived by the Company in whole or in part. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if the Company waives any of the foregoing conditions, it may be required to extend the Expiration Date of the Offer. Any determination by the Company concerning the events described above and any related judgment or decision by the Company regarding the inadvisability of proceeding with the purchase of or payment for any Shares tendered will be final and binding on all parties.

7.  PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are listed on the NYSE and the Frankfurt, Dusseldorf, Paris and Amsterdam exchanges and the relevant Non-U.S. Depositary Receipts are listed on the Amsterdam, Brussels and Swiss exchanges (together with the Frankfurt, Dusseldorf and Paris exchanges, the "Foreign Exchanges"). The Shares are traded under the symbol "DD" on the NYSE. The high and low closing sales prices per Share on the NYSE Composite Tape as compiled from published financial sources and cash dividends paid in the periods indicated are listed below. Stockholders are also urged to check the prices of DuPont common stock on any relevant local Foreign Exchange, which prices may be different than the prices listed below.

                                                              HIGH        LOW        DIVIDENDS
                                                              ----        ----       ---------
1997
  First Quarter (1).........................................  $ 57 5/8    $ 46 3/8    $0.285
  Second Quarter (1)........................................    62 7/8      49 3/4     0.315
  Third Quarter.............................................    69 3/4      60 11/16   0.315
  Fourth Quarter............................................    64 15/16    50 3/16    0.315
1998
  First Quarter.............................................  $ 70 7/16   $ 52 5/8   $0.315
  Second Quarter............................................    84 7/16     67 1/8     0.350
  Third Quarter.............................................    79 1/2      52 1/4     0.350
  Fourth Quarter............................................    66 1/2      51 11/16   0.350
1999
  First Quarter.............................................  $ 60 1/8    $ 50 1/16   $0.350
  Second Quarter............................................    75 3/16     57 3/16   $0.350
  Third Quarter (through July 8, 1999)......................    71 1/4      68 3/8        (2)

---------------
(1) Restated to reflect a two-for-one split of outstanding Shares effective May 15, 1997.

(2) DuPont's third quarter dividend has not yet been declared. Stockholders who tender Shares in the Offer, including participating owners of Non-U.S. Depositary Receipts representing Shares tendered, will no longer be entitled to any dividend on such Shares with a record date after the date Shares are accepted for payment pursuant to the Offer. Stockholders will continue to receive the regular quarterly dividend with respect to Shares that are not tendered in the Offer. The Board of Directors of DuPont may declare dividends on the Shares after considering many factors, including the Company's competitive position, available cash, financial conditions, earnings and capital requirements. The Company may choose not to pay dividends in the future.

     On July 8, 1999, the last full day of trading prior to the setting of the exchange ratio applicable to the Exchange Offer, the closing price per Share as reported on the NYSE Composite Tape was $68.50. Stockholders should obtain current market quotations for the Shares before deciding to tender. No assurance can be given concerning the market price of Shares in the future.

8.  BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

     As part of the Company's increased focus on its materials and life sciences businesses, the Company announced in May 1998 its intention to separate its oil and gas business, operated by Conoco, from its other businesses.

     In September 1998, following a thorough review of the various alternatives for divesting its oil and gas business, the Company's Board of Directors approved an initial public offering for Conoco. In October 1998, Conoco completed its initial public offering, selling 191.5 million shares of Conoco Class A Common Stock (entitled to one vote per share), representing approximately 30.5 percent of its total shares outstanding, to the public. The Company, through its ownership of all of the 436.5 million Class B Stock outstanding (entitled to five votes per share), retained 69.5% of the total shares in, and 91.9 percent of the total voting power of the shares of, Conoco. On July 12, 1999, the Company commenced the Exchange Offer pursuant to which it is offering to exchange all of such shares of Class B Stock for Shares at an exchange ratio of 2.95 shares of Conoco Class B Stock per Share. The Exchange Offer is scheduled to expire on August 6, 1999.

     If, in the Exchange Offer, fewer than all of the Conoco shares held by the Company are distributed, the Company will distribute all or a portion of the balance of its Conoco shares pro rata to all of its remaining stockholders, including Non-U.S. Persons (i.e., a spin-off). Alternatively, the Company may sell all or a portion of any such remaining Conoco shares in a secondary offering that would close following the Exchange Offer, otherwise dispose of such shares, or retain all or a portion of such remaining shares. However, shares of Conoco Class B common stock representing at least 80% of the total voting power of Conoco must be distributed in the Exchange Offer and any subsequent spin-off taken together.

     Non-U.S. Persons are being provided with the opportunity to participate in this Offer and to tender their Shares for cash. The Purchase Price, without giving effect to any deduction for applicable withholding taxes, equals the aggregate value of the number of shares of Conoco Class B Stock (treating the value of each such share as equal to the closing sale price of Conoco Class A Common Stock on July 8, 1999 immediately prior to the determination of the exchange ratio in the Exchange Offer), that will be exchanged for one Share in the Exchange Offer. In the event that the exchange ratio in the Exchange Offer is changed, the Company will change the cash price in this Offer, which will be based on such revised exchange ratio and the sale price of Conoco Class A Common Stock prior to the fixing of the amended exchange ratio. No assurances can be given, however, that the trading prices of the Conoco Class B Stock will be the same as the Conoco Class A Common Stock. In light of the greater per share voting power of the shares of Class B Stock, the Class B Stock may trade higher than the Class A Stock; alternatively, it is possible, for whatever reason, that the Class A Stock may trade higher than the Class B Stock. In addition, the aggregate trading price of the consideration offered in the Exchange Offer will fluctuate, both during the Exchange Offer and thereafter. Thus, the premium payable in this Offer may prove to be greater or less than that paid in the Exchange Offer. Non-U.S. Persons who wish to increase their ownership interest in Conoco in exchange for Shares may tender their Shares for cash, pay any applicable taxes and purchase Conoco shares with the remaining proceeds, subject to brokerage fees or commissions payable in connection with such transactions.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MAKING OF THE OFFER. HOWEVER, STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NEITHER THE COMPANY, ITS BOARD OF DIRECTORS, THE DEPOSITARY NOR ANY INFORMATION AGENT MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES AND NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION.

     Shares that the Company acquires pursuant to the Offer will become authorized, issued but not outstanding Shares, will initially be held in the treasury of the Company and will be available for resale by the Company without further stockholder action (except as may be required by applicable law or the rules of the securities exchanges on which the Shares are listed) for purposes including, but not limited to, the acquisition of other businesses, raising of additional capital for use in the Company's businesses, and satisfaction of obligations under existing or future employee benefit plans. The Company has no current plan with respect to Shares repurchased pursuant to the Offer, although it reserves the right to resell such Shares, including as consideration in the Pioneer transaction described in Section 11.

     Except as disclosed in this Offer to Purchase, the Company currently has no plans or proposals that relate to or would result in (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any or all of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business; (g) any change in the Company's Certificate of Incorporation or By-Laws or any actions which may impede the acquisition of control of the Company by any person; (h) a class of equity security of the Company being delisted from a national securities exchange; (i) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

     On a pro forma basis, assuming the completion of the Exchange Offer and the consummation of the Offer at March 31, 1999, the Offer would have increased the Company's total indebtedness from $8,997 million to $9,643 million, the Exchange Offer and the Offer would have reduced the Company's common stockholders' equity from $14,133 million to $9,638 million and the Exchange Offer and the Offer would have reduced the Company's book value per common share from $12.33 to $9.68. See Section 11 for certain historical and financial information with respect to the Company and certain pro forma financial information relating to the Offer and the Exchange Offer.

9. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.

     As of June 30, 1999, there were 1,129.5 million Shares outstanding. As of June 30, 1999, the Company's directors and executive officers as a group (eighteen persons) beneficially owned 7.2 million Shares, which constituted approximately 0.6% of the outstanding Shares at such time. If the Company purchases 8,000,000 Shares pursuant to the Offer and acquires 147,980,872 Shares in the Exchange Offer, then after the purchase of such maximum number of Shares pursuant to the Offer and acquisition of such maximum number of Shares pursuant to the Exchange Offer, the Company's directors and executive officers as a group would beneficially own approximately .7% of the outstanding Shares, assuming such persons tender 80,000 Shares (the aggregate number of Shares such persons have indicated to the Company that they intend to tender) pursuant to the Exchange Offer and, because none of such persons are Non-U.S. Persons, none pursuant to this Offer. However, each director and executive officer intends to consider the Exchange Offer and make his or her own decision as to whether or not to accept the Exchange Offer.

     Except as set forth in Schedule I hereto, based on the Company's records and information provided to the Company by its directors, executive officers, associates and subsidiaries, neither the Company nor any of its associates or subsidiaries or persons controlling the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or any of its subsidiaries, nor any associates or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the 40 business days prior to the date hereof.

     Except as set forth in this Offer to Purchase, neither the Company or any person controlling the Company nor, to the Company's knowledge, any of its directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

10.  SOURCE AND AMOUNT OF FUNDS.

     The Company estimates that the total funds required to purchase the Shares pursuant to the Offer and to pay related fees and expenses will be approximately $650 million. The Company anticipates that substantially all the funds necessary to pay such amounts will come through the issuance of commercial paper or use of existing credit facilities.

11.  CERTAIN INFORMATION ABOUT THE COMPANY.

     DuPont is a science company, delivering science-based solutions that make a difference in people's lives in food and nutrition; healthcare; apparel; home and construction; electronics; and transportation. Founded in 1802, DuPont operates in 65 countries and has 92,000 employees.

     DuPont presents its results in eight reportable segments -- Agriculture & Nutrition, Nylon Enterprise, Performance Coating & Polymers, Pharmaceuticals, Pigments & Chemicals, Polyester Enterprise, Specialty Fibers, and Specialty Polymers. The balance of DuPont's continuing operations is reported in an Other segment. DuPont also has petroleum operations conducted through Conoco, a 69.5 percent subsidiary; in the interim, petroleum operations are reported in DuPont's financial statements as discontinued operations. The petroleum business will be divested from DuPont's financial statements as discontinued operations. The petroleum business will be divested from DuPont's operations once the transaction is completed. DuPont and its subsidiaries, excluding Conoco, employ approximately 80,000 people worldwide and has annual revenues of approximately $25 billion.

     DuPont, in the ordinary course and on a regular basis, engages in discussions with other companies in their respective industries concerning possible acquisitions, divestitures, joint ventures, research alliances and other types of transactions, many of which are or could be material to DuPont. Such transactions are often dilutive, particularly on a pro forma basis and in the early years following their completion. In particular, DuPont is currently engaged in discussions in a number of different areas, including pharmaceuticals, with other companies relating to transactions of the types described above. In this regard, DuPont announced at its annual meeting of stockholders in April 1999 that it would seek to enter into an alliance to strengthen its pharmaceutical business.

     On March 10, 1999, DuPont announced the proposed creation of a tracking stock for its life sciences businesses, which would be issued to all of its stockholders. The amendment of DuPont's certificate of incorporation to create this tracking stock, which is intended to provide investors an opportunity to invest in a security the terms of which more closely track the economic performance of DuPont's life sciences businesses, must be approved by DuPont stockholders. After the issuance of the tracking stock, the existing DuPont common stock is expected to more closely mirror the performance of its material businesses. DuPont anticipates that stockholder approval will be sought in the first quarter of 2000. In February 1999, the Clinton administration proposed changes to the federal income tax laws, as part of its budget package, that, if enacted, could adversely affect the tax consequences relating to the issuance of tracking stock and, as a result, could adversely affect DuPont's ability to issue the tracking stock for its life sciences businesses. It is presently unclear whether this proposal will be enacted into law and, if so, what form it would take. In the event that the tracking stock proposal is not implemented, DuPont is unable to estimate what effect, if any, this would have on the trading price of DuPont common stock.

     On March 15, 1999, DuPont and Pioneer Hi-Bred International, Inc., the world's largest seed company ("Pioneer"), agreed to a merger in which DuPont will acquire the remaining approximately 80% of Pioneer not presently owned by DuPont for approximately $7.7 billion in DuPont common stock and cash. Pioneer develops, produces and markets hybrids of corn, sorghum and sunflowers; varieties of soybeans, alfalfa, wheat and canola; and microorganisms useful in crop and livestock production. In the year 2000, the first full year of combined operations with Pioneer, DuPont expects fully diluted earnings per share, excluding the impact of nonrecurring items, to be reduced by about seven percent as the result of increased interest expense and amortization of intangible assets associated with the acquisition. Preliminary analysis indicates that 1999 pro forma earnings, assuming the merger took place on January 1, 1999, could show even more dilution due to the required exclusion under pro forma rules of future operating benefits DuPont expects to realize from the combined operations. Actual dilution will be dependent on many factors including earnings of DuPont and Pioneer after the merger, allocations of purchase price including amounts assigned to purchased in-process research and development, the number of DuPont shares acquired under the Exchange Offer and the Offer, and the number of DuPont shares issued to acquire Pioneer.

     Selected Historical Financial Information. The following table contains summary consolidated historical and pro forma financial data of DuPont's continuing operations as of the dates and for the periods indicated. The pro forma information is provided to aid in your analysis of the financial aspects of this Offer. This information may not necessarily reflect the results of operations, financial position and cash flows of DuPont in the future. The information is only a summary and you should read it together with the Company's audited financial statements and "Management's Discussion and Analysis of Financial Conditions and Results of Operations" located in the DuPont 1998 Form 10-K/A and the DuPont Form 10-Q/A for the quarter ended March 31, 1999, which we have filed with the SEC, and which we hereby incorporate in this document by reference. To find out where you can obtain copies of DuPont's SEC filings, see "Additional Information" below.

     Pro Forma Financial Information. The pro forma financial data for DuPont give effect to the following transactions and events:

     - the split-off of Conoco through an exchange of 100 percent of the 436,543,573 shares of Conoco Class B common stock held by DuPont for DuPont common stock held by United States persons. At the exchange ratio of 2.95 shares of Conoco Class B common stock for each share of DuPont common stock, 147,980,872 shares of DuPont are assumed acquired.

     - a cash offer of $80.76 a share to purchase a maximum of 8,000,000 shares of DuPont common stock held by persons that are not United States persons.

     - various payments received by DuPont from Conoco in connection with Conoco's repayment of intercompany indebtedness to DuPont as part of the separation:

          - receipt by DuPont of Conoco's initial public offering proceeds of $4,228 million in October 1998.

          - receipt by DuPont in April 1999 of $3,970 million from Conoco's sale of senior debt securities.

          - receipt by DuPont in May 1999 of $1,022 million from Conoco's sales of commercial paper.

     The historical financial statements of DuPont reflect these payments as of the dates received. To the extent these events are not reflected in the historical income statements, the unaudited pro forma income statements for DuPont assume that these transactions occurred as of the beginning of the periods presented. To the extent these events are not reflected in the historical balance sheet, the unaudited pro forma balance sheet assumes that these transactions occurred as of March 31, 1999.

                                     DUPONT

                                                                                                                       PRO FORMA
                                                                                                      PRO FORMA AS        FOR
                                                                                                     OF AND FOR THE    THE YEAR
                                 THREE MONTHS                                                         THREE MONTHS       ENDED
                                ENDED MARCH 31,                YEAR ENDED DECEMBER 31,                   ENDED         DECEMBER
                               -----------------   -----------------------------------------------     MARCH 31,          31,
                                1999      1998      1998      1997      1996      1995      1994          1999           1998
                               -------   -------   -------   -------   -------   -------   -------   --------------   -----------
                                  (UNAUDITED)                                                         (UNAUDITED)     (UNAUDITED)
                                                              (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Sales........................  $ 6,295   $ 6,194   $24,767   $24,089   $23,644   $24,500   $22,518       $ 6,295        $24,767
Other Income.................     18(1)      297       981     1,005     1,101       797       674            18            981
                               -------   -------   -------   -------   -------   -------   -------       -------        -------
        Total................    6,313     6,491    25,748    25,094    24,745    25,297    23,192         6,313         25,748
Cost of Goods Sold and Other
  Operating Charges..........    3,873     4,049    15,664    15,564    15,314    15,572    14,498         3,873         15,664
Selling, General and
  Administrative Expenses....      535       479     2,115     2,061     2,119     2,283     2,215           535          2,115
Depreciation and
  Amortization...............      335       332     1,452     1,361     1,526     1,643     1,748           335          1,452
Research and Development
  Expense....................      358       264     1,308     1,072       990     1,031     1,004           358          1,308
Interest Expense.............       96       127       520       389       409       449       343           118            513
Purchased In-Process Research
  and Development............       40        60     1,443     1,478         -         -         -            40          1,443
Employee Separation Costs and
  Write-down of Assets.......        -       118       633       340         -         -         -             -            633
                               -------   -------   -------   -------   -------   -------   -------       -------        -------
        Total................    5,237     5,429    23,135    22,265    20,358    20,978    19,808         5,259         23,128
                               -------   -------   -------   -------   -------   -------   -------       -------        -------
Income from Continuing
  Operations Before Income
  Taxes and Minority
  Interests..................    1,076     1,062     2,613     2,829     4,387     4,319     3,384         1,054          2,620
Provision for Income Taxes...      432       417       941     1,354     1,416     1,432     1,164           421            919
Minority Interests in
  Earnings of Consolidated
  Subsidiaries...............       16         8        24        43        40        29        15            16             24
                               -------   -------   -------   -------   -------   -------   -------       -------        -------
  Income from Continuing
    Operations...............  $   628   $   637   $ 1,648   $ 1,432   $ 2,931   $ 2,858   $ 2,205       $   617        $ 1,677
                               =======   =======   =======   =======   =======   =======   =======       =======        =======
Basic Earnings Per Share of
  Common Stock -- Continuing
  Operations.................  $  0.55   $  0.56   $  1.45   $  1.26   $  2.60   $  2.43   $  1.61       $  0.63        $  1.71
Diluted Earnings Per Share of
  Common Stock -- Continuing
  Operations.................  $  0.55   $  0.55   $  1.43   $  1.24   $  2.56   $  2.41   $  1.60       $  0.63        $  1.69
Dividends Per Common Share...  $  0.35   $ 0.315   $ 1.365   $  1.23   $ 1.115   $ 1.015   $   .91
Weighted Average Number of
  Shares Outstanding
  (millions):
    Basic....................    1,127     1,128     1,129     1,131     1,121     1,170     1,360           971            973
    Diluted..................    1,138     1,146     1,145     1,150     1,140     1,183     1,371           982            988
OTHER DATA:
Cash Provided by Continuing
  Operations.................  $   147   $   152   $ 4,132   $ 4,027   $ 4,109   $ 5,170   $ 3,697
Cash Used for Investment
  Activities of Continuing
  Operations.................   (2,086)   (1,040)     (178)   (4,022)     (987)   (1,286)   (1,744)
Cash Used for Financing
  Activities.................    2,242     2,103    (3,053)     (451)   (4,018)   (3,571)   (2,878)
BALANCE SHEET DATA:
Cash and Cash Equivalents....  $ 1,003   $ 2,024   $ 1,059   $ 1,004   $ 1,066   $ 1,408   $   856       $ 1,003
Working Capital..............   (3,872)   (2,374)   (2,374)   (2,110)       15    (2,116)    3,208           283
Net Property, Plant and
  Equipment..................   14,817    13,092    14,131    12,601    10,959    11,389    11,385        14,817
Total Assets.................   41,967    39,797    38,536    36,689    32,342    32,748    32,577        33,317
Long-Term Borrowings and
  Capital Lease
  Obligations................    4,566     6,402     4,495     5,897     5,052     5,646     6,338         4,566
Minority Interests...........      464       381       407       361       315       223       192           464
Stockholders' Equity.........   14,133    11,629    13,954    11,270    10,593     8,323    12,743         9,638

---------------
(1) Includes an exchange loss of $131 on forward exchange contracts purchased in 1998 to fix in U.S. dollars the cash required to acquire Herberts, the automotive coatings business of Hoechst AG. The purchase price for Herberts was negotiated in German marks.

Note: The pro forma financial data do not give effect to DuPont's acquisition of approximately 80% of Pioneer not presently owned by DuPont since the effects of this transaction are not required for pro forma purposes. In the year 2000, the first full year of combined operations with Pioneer, DuPont expects fully diluted earnings per share, excluding the impact of nonrecurring items, to be reduced by about seven percent as the result of increased interest expense and amortization of intangible assets associated with the acquisition. Preliminary analysis indicates that 1999 pro forma earnings, assuming the merger took place on January 1, 1999, could show even more dilution due to the required exclusion under pro forma rules of future operating benefits DuPont expects to realize from the combined operations. Actual dilution will be dependent on many factors including earnings of DuPont and Pioneer after the merger, allocations of purchase price, including amounts assigned to purchased in-process research and development, the number of DuPont shares acquired under the Exchange Offer and the Offer, and the number of DuPont shares issued to acquire Pioneer.

     Recent Developments.

     On July 1, 1999, DuPont announced that it plans to restructure its $2 billion Crop Protection business to address intensely competitive market conditions and position the business for future growth. The business intends to consolidate its manufacturing capacity and refocus its research and development programs and marketing activities, resulting in the elimination of approximately 800 jobs. As of the date hereof affected positions and locations had not yet been determined. Estimated annual pre-tax savings of approximately $200 million are expected to begin accruing in the fourth quarter of 1999. DuPont expects to record a non-recurring charge in the third quarter for employee separation costs associated with the restructuring. Potential asset write-offs are currently under review. DuPont Crop Protection employs 5,500 people in 40 countries. It sells herbicides, fungicides, and insecticides to the corn and soybean, cereals, and specialties markets.

     DuPont recently announced measures designed to improve the profitability of its polyester business. Under the plan, polyester production capacity will be better aligned to meet current market needs, some obsolete assets will be permanently curtailed and the organizations will be streamlined to increase competitiveness. The restructuring will result in the elimination of approximately 800 DuPont positions and 600 contractor positions globally or about 14 percent of the global polyester business work force.

     In March 1999, DuPont acquired Herberts GmbH, the coating business of Hoechst AG, for about $1.8 billion. Herberts is the market leader in automotive coatings in Europe with strong positions in the industrial coatings markets and markets for emerging ultra-low emission powder coatings. Based on business integration studies following the Herberts acquisition, DuPont has recently announced plans to consolidate its coatings manufacturing facilities and reorganize other business activities by April 2000. Under the plan, subject to government notification requirements and country labor laws, DuPont's performance coatings business will shift production from six of its 46 coatings facilities and business staff will be consolidated at other locations, affecting approximately 1,300 of its 15,000 total employee work force. Costs incurred as a result of these actions largely will be included in the purchase accounting for the Herberts acquisition, and therefore, will not result in a material charge to 1999 earnings.

     Additional Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy statements and other information concerning the Company also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which the Shares are listed.

     DuPont incorporates by reference herein the following documents filed by it with the SEC pursuant to the Exchange Act:

                                                                          PERIOD
DUPONT SEC FILINGS (FILE NO. 1-815)                                       ------
     Annual Report on Form 10-K/A..................  Year ended December 31, 1998, filed as amended
                                                     July 7, 1999
     Proxy Statement...............................  Filed March 19, 1999
     Form 8-K......................................  Filed April 16, 1999
     Quarterly Report on Form 10-Q/A...............  First Quarter ended March 31, 1999, filed as amended July 8, 1999
     Form 8-K......................................  Filed April 27, 1999
     Form 8-K......................................  Filed June 14, 1999
     Form 8-K......................................  Filed July 2, 1999
     Schedule 13E-3................................  Filed July 2, 1999
     Schedule 13E-4................................  Filed July 12, 1999

     All documents and reports filed by DuPont pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Purchase and prior to the Expiration Date shall be deemed to be incorporated by reference in this Offer to Purchase and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase. This Offer to Purchase incorporates documents by reference which are not presented herein or delivered herewith.

12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

     The Company's purchase of Shares pursuant to the Offer and the exchange of Shares for Conoco Class B Stock in the Exchange Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of stockholders. There will still be a sufficient number of Shares outstanding and publicly traded following the Offer and the Exchange Offer to ensure a continued trading market in the Shares. Based on the published guidelines of the NYSE, the purchase of Shares pursuant to the Offer and the exchange of Shares for Conoco Class B Stock in the Exchange Offer will not cause the remaining Shares to be delisted from the NYSE. With respect to the listing of Shares and Non-U.S. Depositary Receipts on Foreign Exchanges, delisting criteria vary from exchange to exchange and, depending on the number of Shares purchased pursuant to the Offer that trade (or which underlie Non-U.S. Depositary Receipts that trade) on a particular Foreign Exchange, delisting of Shares or Non-U.S. Depositary Receipts could occur (although DuPont does not expect this to happen), or DuPont may seek to delist Shares or the relevant Non-U.S. Depositary Receipts, from one or more Foreign Exchanges. In any event, purchases of Shares that trade (or which underlie Non-U.S. Depositary Receipts that trade) on any Foreign Exchange will have the effect of decreasing the number of Shares or Non-U.S. Depositary Receipts actually traded on such exchange and depending on the number of such Shares purchased, could adversely affect the liquidity of Shares or the relevant Non-U.S. Depositary Receipts traded on such exchange.

     The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Company believes that, following the purchase of Shares pursuant to the Offer and the exchange of Shares pursuant to the Exchange Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

     The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The purchase of

Shares pursuant to the Offer and the exchange of Shares pursuant to the Exchange Offer will not result in the Shares becoming subject to deregistration under the Exchange Act.

13.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     The Company is not aware of any license or regulatory permit material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Shares as contemplated by the Offer, except with respect to actions relating to the making of the Offer in certain non-U.S. jurisdictions which have been taken. Should any such approval or additional other action be required, the Company currently contemplates that it will seek such approval or other action, although it reserves the right not to do so. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 6.

14.  CERTAIN TAX CONSEQUENCES TO NON-U.S. PERSONS.

  Certain United States Federal Income Tax Consequences.

     The following summary describes certain United States federal income tax consequences of the Offer to Non-U.S. Persons. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis. This summary discusses only Shares held as capital assets, within the meaning of
Section 1221 of the Code, and does not address all of the tax consequences that may be relevant to particular stockholders in light of their personal circumstances, or to certain types of stockholders subject to special rules for United States federal income tax purposes. This summary does not address the tax consequences to stockholders who will be subject to United States federal income tax on a net basis on the proceeds received pursuant to the Offer. In addition, this summary does not address the tax consequences to Non-U.S. Persons who are treated under the United States federal income tax laws as constructively owning Shares that are exchanged by U.S. Persons pursuant to the Exchange Offer. This summary may not be applicable with respect to Shares acquired as compensation (including Shares acquired upon the exercise of options or which were or are subject to forfeiture restrictions). As the context requires in this summary, references to stockholders shall be deemed to refer to owners of Non-U.S. Depositary Receipts and references to Shares shall be deemed to refer to Non-U.S. Depositary Receipts. This summary also does not address the state, local or foreign tax consequences of participating in the Offer. EACH STOCKHOLDER AND OWNER OF NON-U.S. DEPOSITARY RECEIPTS SHOULD CONSULT SUCH STOCKHOLDER'S OR OWNER'S TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OR OWNER OF PARTICIPATING IN THE OFFER.

     Because the proceeds of the Offer may be treated as a dividend for United States federal income tax purposes, United States federal income taxes equal to 30% of the gross proceeds payable to a Non-U.S. Person will be withheld unless a reduced rate of withholding is available pursuant to a tax treaty or an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-U.S. Person must deliver to the Depositary or such stockholder's broker or bank prior to the payment date a properly completed and executed IRS Form 1001 or other applicable form which may, in certain circumstances, consist of a properly completed and executed IRS Form W-8 which includes such Non-U.S. Person's address. Stockholders are urged to consult the Depositary or such stockholder's broker or bank to determine whether such stockholder has previously delivered a valid properly completed and executed IRS Form 1001 or other applicable form and, if not, to determine which form to file. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Person must deliver to the Depositary or such stockholder's broker or bank prior to the payment date a properly completed and executed IRS Form 4224 or other applicable form.

     A Non-U.S. Person may be eligible to obtain a refund from the IRS of all or a portion of any tax withheld if such stockholder satisfies one or more of the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described below or is otherwise able to establish that no tax or a reduced amount of tax is due. In applying these tests, a Non-U.S. Person generally will be treated as owning Shares actually or constructively owned by certain related individuals and entities as well as Shares that the Non-U.S. Person has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of these tests, Non-U.S. Persons should consult their tax advisors regarding the application of these tests in their particular circumstances. If a Non-U.S. Person satisfies one or more of these tests, the receipt of gross proceeds by such stockholder in the Offer will be treated, for United States federal income tax purposes, as received in exchange for Shares, rather than as a dividend.

     If a Non-U.S. Person sells Shares to persons other than the Company at or about the time such stockholder also sells Shares to the Company pursuant to the Offer, and the sales are part of an overall plan to reduce or terminate such stockholder's proportionate interest in the Company, then the sales to persons other than the Company may, for United States federal income tax purposes, be integrated with the stockholder's of Shares pursuant to the Offer and, if integrated, should be taken into account in determining whether the holder satisfies any of the three tests described below. Moreover, the effect of the Exchange Offer, which will reduce the number of outstanding Shares and, therefore, may increase a Non-U.S. Person's percentage interest in such outstanding Shares, should also be taken into account in determining whether such stockholder satisfies any of the three tests described below.

     - "Complete Redemption" Test. A Non-U.S. Person will satisfy the "complete redemption" test if all of the Shares (a) actually owned by such Non-U.S. Person are exchanged pursuant to the Offer and (b) constructively owned by such Non-U.S. Person are exchanged pursuant to the Offer or, with respect to Shares owned by certain related individuals, such Non-U.S. Person effectively waives, in accordance with specific rules in the Code, attribution of such Shares which otherwise would be considered to be constructively owned by such Non-U.S. Person. Non-U.S. Persons wishing to satisfy the "complete redemption" test through waiver of such constructive ownership rules should consult their tax advisors.

     - "Substantially Disproportionate" Test. A Non-U.S. Person will satisfy the "substantially disproportionate" test if the percentage of the then outstanding Shares actually and constructively owned by such stockholder immediately after the Offer is less than 80% of the percentage of the Shares actually and constructively owned by such stockholder immediately before the Offer.

     - "Not Essentially Equivalent to a Dividend" Test. A Non-U.S. Person will satisfy the "not essentially equivalent to a dividend" test if the reduction in such stockholder's proportionate interest in the Company constitutes a "meaningful reduction" given such stockholder's particular facts and circumstances. The IRS has held that any reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (an interest of less than 1% should satisfy this requirement) and who exercises no control over corporate affairs will constitute such a "meaningful reduction."

     As described above, if a Non-U.S. Person is treated as having sold such stockholder's Shares under any of the tests described above, such stockholder may be eligible to obtain a refund from the IRS of all or a portion of any tax withheld. The Company cannot predict whether or to what extent the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause the Company to accept fewer Shares than are tendered. Therefore, a stockholder can be given no assurance that a sufficient number of such stockholder's Shares will be exchanged pursuant to the Offer to ensure that such exchange will satisfy any of the three tests discussed above. In any event, Non-U.S. Persons generally will not be able to determine whether one or more of the three tests discussed above have been satisfied until after both this Offer and the Exchange Offer are consummated.

     Stockholders are urged to consult their tax advisors regarding their eligibility to obtain a refund of any tax withheld and the procedures for obtaining such refund. Neither the Company nor any of its agents will be involved in, or provide advice with respect to, any aspect of a refund claim made by a tendering stockholder or is making any representations regarding the ability of a tendering stockholder to obtain a refund from the IRS.

     Stockholders Who Do Not Receive Cash Pursuant to the Offer. The Offer will result in no United States federal income tax consequences to stockholders that do not tender Shares pursuant to the Offer.

     See Section 3 with respect to the application of United States federal backup withholding to payments made to Non-U.S. Persons.

  Certain Non-United States Tax Consequences.

     The following summary describes the Company's understanding of certain tax consequences related to the Offer to Non-U.S. Persons that are subject to tax in the following jurisdictions: Belgium, Canada, France, Germany, Ireland, the Netherlands, Norway, Switzerland and the United Kingdom.

     Owners of Non-U.S. Depositary Receipts should note that the interposition of the issuer of such Non-U.S. Depositary Receipts in the tendering of the underlying Shares of such Non-U.S. Depositary Receipts generally will not alter the tax consequences to such owner.

     NOTWITHSTANDING THE FOLLOWING SUMMARY, EACH STOCKHOLDER AND OWNER OF NON-U.S. DEPOSITARY RECEIPTS SHOULD CONSULT SUCH STOCKHOLDER'S OR OWNER'S TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES TO SUCH STOCKHOLDER OR OWNER OF PARTICIPATING IN THE OFFER, INCLUDING UNDER ANY FEDERAL, STATE, PROVINCIAL, LOCAL AND FOREIGN LAWS.

     THE TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT ADDRESS ALL TAX CONSEQUENCES THAT MAY BE RELEVANT. EACH ELIGIBLE STOCKHOLDER AND OWNER OF NON-U.S. DEPOSITARY RECEIPTS REGARDLESS OF CITIZENSHIP OR COUNTRY OF RESIDENCE IS URGED TO CONSULT ITS TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO IT OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF TAX LAWS OF THE JURISDICTIONS APPLICABLE TO SUCH STOCKHOLDER.

     Belgium. Belgian individual resident stockholders whose shares are invested in their professional activity may have capital gain taxed at the ordinary progressive individual income tax rates or, if the transaction could be characterized as speculative, at the separate rate of 33%.

     Stockholders subject to the Belgian corporate income tax may be subject to the ordinary corporate income tax rate of 40.17%, unless they qualify for the participation exemption regime under Article 192 of the Belgian Income Tax Code or in the event a double tax treaty applies.

     A separate tax from each party to a transaction is due for any public exchange of securities concluded or executed in Belgium in which a professional intermediary intervenes.

     To the extent Shares underlying B.O.I.C. Depositary Receipts are purchased pursuant to the Offer, a transactional tax calculated at a rate of 0.07% will have to be paid for each purchase and sale of such Shares underlying B.O.I.C. Depositary Receipts no later than the third day after the date of the transaction. This tax is limited to BEF 10,000 per transaction. Subject to the limitations described under "Procedure for Tendering Shares -- Transfer Taxes," the Company will pay such transactional taxes.

     Canada. The following is a summary of certain Canadian federal income tax consequences of the Offer generally applicable to stockholders of the Company who are Non-U.S. Persons and who, for the purposes of the Income Tax Act (Canada) (the "Tax Act") and the Convention between Canada and the United States with Respect to Taxes on Income and on Capital (the "Canada-U.S. Treaty"), are residents or deemed to be resident in Canada, hold their Shares as capital property, deal at arm's length with the Company and are not affiliated with the Company (a "Resident Stockholder"). The Shares will generally be considered to be capital property to a stockholder unless the stockholder either holds such Shares in the course of carrying on a business of trading or dealing in securities or otherwise as part of a business of buying or selling securities or acquired such Shares in a transaction or transactions considered to be an adventure in the nature of trade. This summary is not applicable to stockholders who are "financial institutions" for the purposes of the mark-to-market rules contained in the Tax Act or to stockholders in respect of which the Company is a "foreign affiliate" as defined for the purposes of the Tax Act.

     This summary is based on the current provisions of the Tax Act, the regulations thereunder (the "Regulations") and the Canada-U.S. Treaty and the current published administrative practices of Revenue Canada. This summary also takes into account specific proposals to amend the Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments") and assumes that all Proposed Amendments will be enacted substantially as proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in the law, whether by way of legislative, judicial or governmental action or decision, nor does it take into account other federal tax legislation or considerations or provincial, territorial or foreign tax legislation or considerations.

     A Resident Stockholder who disposes of Shares pursuant to the Offer will realize a capital gain (or a capital loss) to the extent that the cash payment received for such Shares (inclusive of any amounts withheld on account of foreign tax) expressed in Canadian dollars computed at the rate of exchange prevailing on the date of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base (for the purposes of the Tax Act) to the Resident Stockholder of such Shares. For purposes of the Tax Act, the cost to the Resident Stockholder of such Shares will be the Canadian dollar equivalent of the U.S. dollar price paid therefor computed at the exchange rate prevailing on the date of acquisition subject to the averaging of cost under the identical property rules in the Tax Act.

     A Resident Stockholder will be required to include in income for the year of disposition three-quarters of any such capital gain (a "taxable capital gain") and will generally be entitled to deduct three-quarters of any capital loss (an "allowable capital loss") from taxable capital gains realized by the Resident Stockholder for the year, any of the three preceding years, or any subsequent year to the extent and in the circumstances described in the Tax Act. A Resident Stockholder that is a Canadian-controlled private corporation (as defined for the purposes of the Tax Act) may be subject to a refundable tax of 6% on any such taxable capital gains. Capital gains realized by an individual or a trust, other than certain specified trusts, may give rise to alternative minimum tax under the Tax Act.

     Subject to the provisions of the Tax Act and the Canada-U.S. Treaty, a foreign tax credit or deduction in respect of U.S. withholding tax on the cash payment received for the Shares may be available in computing the Resident Stockholder's Canadian tax liability, except to the extent that such withholding tax is refundable to the Resident Stockholder (see "Certain United States Federal Income Tax Consequence" above). A refund of withholding tax, if any, may give rise to a capital gain or capital loss if there is a fluctuation in the Canadian-U.S. dollar exchange rate from the time such tax was withheld to the time of receipt of such refund, which will be taxed in the manner described above under "The Offer". Resident Stockholders should consult their own tax advisor as to the availability of foreign credit tax relief and the consequences of receiving a refund of withholding tax.

     As U.S. currency is not a qualified investment under the Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans and deferred profit sharing plans, the cash payment received pursuant to the Offer by Resident Stockholders that are such plans should be promptly converted to Canadian currency or reinvested in qualified investments to avoid the imposition of penalty tax.

     France. The repurchase of DuPont's securities for cash should be subject to the regime of distributions.

     Gains derived by French resident corporations should be subject to corporate income tax at full rate. If, however, the stockholder is treated as parent within the meaning of article 145 of the French General Tax Code (holding of at least 10% of the share capital or of a portfolio the tax basis for which is at least 150 million FF), such gains should be exempt from taxation under parent-subsidiary rules.

     Gains derived by French resident individuals should be subject to rules provided in article 161 al.2 of the French General Tax Code. Under this regime, the excess of the repurchase price over the acquisition price is subject to the progressive scale taxation without tax credit (avoir fiscal).

     Gains derived by French residents are not subject to French withholding under French taxation laws by the paying agent, but are to be declared on the annual tax return. Subject to the provisions of the applicable income tax treaty with the United States, a foreign tax credit for the U.S. withholding taxes, if any, may be available to French residents.

     Germany. Assuming that a stockholder subject to the German taxation laws holds less than 10% of the total shares of the Company, and that the shares are privately held, if the period between the sale of DuPont shares for cash, in accordance with the conditions of the Offer, and the original acquisition of the DuPont shares exceeds one year, gains realized from such sale are tax free. If these DuPont shares were acquired less than one year before the sale of the DuPont shares becomes effective pursuant to the conditions of the Offer, the sale will be qualified as a speculative transaction, with the result that the difference between the sales price and the costs for acquiring the DuPont shares is taxable as a speculatory short-term capital gain, unless the amount does not exceed DM 1,000.00 taking into consideration losses realized on other speculatory transactions. On the other hand, if a stockholder holds 10% or more of the total shares of the Company, the sale of the DuPont shares is taxable if the period between the sale of DuPont shares for cash and the original acquisition of the DuPont shares exceeds one year.

     If the sale is taxable as described above, Article 13 (5) of the Double Taxation Treaty between Germany and the United States applies and the state where the seller resides shall have the right to withhold taxes. If, for example, the seller is a German resident, the Federal Republic of Germany has the sole right to levy taxes.

     Special rules apply to U.S. citizens who reside in Germany, or to persons with U.S. immigration status who reside in Germany, which shall not be considered here.

     Pursuant to Article 13 (5) of the Double Taxation Treaty, the right to levy taxes with regard to the Offer lies with the Federal Republic of Germany, if the seller is a German resident. Pursuant to Article 23 (2) of the Double Taxation Treaty, no credit will be given for any U.S. taxes withheld. Should the United States qualify the sale of DuPont shares as a distribution of dividends pursuant to Article 10 of the Double Taxation Treaty, rather than as a sale within the meaning of Article 13 (5) of the Double Taxation Treaty, a mutual agreement procedure would have to be implemented. In the event that the mutual agreement procedure is unsuccessful, the Federal Republic of Germany is required to prevent double taxation pursuant to No. 21 (a) (aa) of the Protocol regarding Double Taxation by allowing a certain credit, which is only permitted within certain limits.

     For shares qualified as business assets, the difference between the sales price of the DuPont shares and the costs for purchasing the DuPont shares shall be taxed.

     If the DuPont shares are held by an enterprise that has its place of business in Germany but, if such shares are classified as assets of a U.S. permanent establishment, the United States has the right of taxation pursuant to
Article 13 (5) of the Double Taxation Treaty. The Federal Republic of Germany, on the other hand, is required to prevent double taxation of the transaction by giving an exemption and applying a saving clause as to progression (Freistellungsmethode mit Progressionsvorbehalt), with the result that the transaction remains tax free in Germany. Income from other sources, however, shall remain taxable with same tax rate that would apply if the Double Taxation Treaty were not applicable. A credit shall not be given.

     If the DuPont shares are held as business assets that do not belong to a U.S. permanent establishment of a German enterprise, Article 13 (5) of the Double Taxation Treaty applies, with the result that the same analysis as described above, with respect to privately held shares, concerning Article (13)
(5) shall apply.

     Ireland. The following summary is general in character and is based on certain aspects of current Irish law, regulations, rulings and decisions and Irish Revenue practice all of which are subject to change. Any such change may be applied retroactively and may adversely affect the summary. It is assumed that the person holding the DuPont shares (i) is resident, ordinarily resident and domiciled in Ireland for tax purposes, (ii) beneficially owns the DuPont shares as an investor and not as a dealer in securities or other person with special tax status and (iii) is entitled to the benefits of the Double Taxation Convention between Ireland and the United States of America (the "Convention") (the "Shareholder"). This summary does not address all possible tax consequences relating to the Cash Offer.

     On disposal of DuPont shares, Irish capital gains tax will be chargeable on the difference between the sale proceeds and the inflation-adjusted acquisition cost (and enhancement expenditure, if any). The rate of capital gains tax is 20% currently, with a IRL1,000 exemption per annum for individuals. The Convention allows any United States tax payable on capital gains as a credit against Irish tax on the same gains. Where United States federal income taxes are imposed on the sale proceeds as if they were a dividend (see Section 14 "Certain United States Federal Income Tax Consequences") it is uncertain whether such taxes can be used as a credit against Irish capital gains tax payable in respect of the sale proceeds.

     Shareholders should refer to Section 3 "Withholding on Amounts Payable to Non-U.S. Persons"; "U.S. Federal Income Tax Backup Withholding" and Section 14 "Certain United States Federal Income Tax Consequences" in relation to U.S. withholding tax.

     Netherlands. The following is a summary of certain Netherlands tax consequences of a disposal of DuPont shares to DuPont by residents or deemed residents of the Netherlands ("Residents"). This summary describes the Netherlands tax consequences that will generally apply to Residents under the tax laws of the Netherlands in force and in effect and as interpreted in published case law at the date hereof. This summary is subject to changes in Netherlands law, including changes that could have retroactive effect. This summary does not purport to address all possible Netherlands tax consequences of a disposal of DuPont shares. Any Netherlands tax consequences following from the application of a special regime or special interpretation of the law, whether agreed by ruling or otherwise, are excluded from the summary.

     Generally, a disposal to DuPont of DuPont shares by a Resident who is subject to Netherlands Income Tax ("Individual Resident") is a taxable event for income tax purposes. If the DuPont shares were not attributable to an enterprise carried on by or on behalf of such Individual Resident, the Individual Resident will be treated as if he had received a distribution of all retained earnings attributable to the DuPont shares. Accordingly, such Individual Resident is subject to income tax at progressive rates up to 60 per cent to the extent the proceeds exceed the average capital paid into the DuPont shares (as calculated in accordance with Netherlands tax principles). If such Individual Resident has a so-called "substantial interest" (term defined by statute; generally, an interest of at least 5%) in DuPont, he will generally be subject to income tax on the difference between the acquisition price of the DuPont shares and the proceeds. The applicable rate is generally 25%.

     An Individual Resident holding DuPont shares that are attributable to an enterprise carried on by or on behalf of such Individual Resident and a Resident that is subject to Netherlands corporate income tax are subject to taxes on the difference between the book value of the DuPont shares in the tax books of such Individual Resident or Resident and the proceeds. However, a Resident who is subject to Netherlands corporate income tax is not taxed on such gain if the so-called "participation exemption" is applicable. For an Individual Resident holding Shares that are attributable to an enterprise carried on by or on behalf of such Individual Resident progressive rates apply; corporate income tax is levied at a flat rate of 35%.

     A Netherlands qualifying pension fund is exempt from Netherlands corporate income tax. A Netherlands qualifying investment fund is subject to Netherlands corporate income tax at a rate of 0%; it is in principle required to distribute income items, such as the proceeds received from DuPont.

     United States tax which according to the tax treaty between the United States and the Netherlands may be withheld in the United States from the proceeds is generally creditable against Netherlands income or corporate income tax to the extent the proceeds are included in the Netherlands tax base of the Resident.

     Norway. A capital gain derived by a Norwegian tax resident from a disposal of Shares pursuant to the Offer is taxable as general income for Norwegian tax purposes. Correspondingly, a capital loss is deductible upon determining general income. General income is taxed at 28%.

     A capital gain or loss is calculated as the difference between the consideration received and the tax basis of the shares. As regards shares of a non-resident company, the tax basis will be equivalent to the acquisition cost of the shares. If only some of a holder's shares are sold, the shares that were first acquired will be deemed as first sold (the "FIFU"-principle) upon calculating capital gain or loss.

     Costs incurred in connection with the purchase and sale of shares are deductible in the year of sale.

     As it appears from the description of the U.S. tax consequences, U.S. federal income tax will be withheld from the gross proceeds payable. To the extent such amount is withheld and the stockholder is not eligible for a refund of withholding tax, the holder may claim a tax credit under the Income Tax Convention between Norway and the U.S. To clarify whether and to what extent such tax credit may be obtained, the stockholder should consult its tax adviser.

     Switzerland. To the extent the Shares tendered are part of their private assets, for Swiss residents the proceeds of the purchase of Shares by DuPont are not subject to income taxation under the Code on Direct Federal Taxes and the Cantonal tax laws. Swiss residents qualify for a reduction of the U.S. withholding tax of 30% to 15% (by way of tax refund) if they comply with the formal requirements of the U.S. tax law and the Swiss-U.S. double taxation treaty. Swiss tax law does not grant tax reduction and/or tax credits for the U.S. withholding tax on the proceeds of the Offer.

     Special rules may apply to Swiss residents with a U.S. immigration status.

     To the extent the Shares are part of the business assets of a Swiss resident or belong to an enterprise subject to Swiss taxation, capital gains realized out of the purchase of Shares by DuPont form part of the taxable income. Swiss residents and enterprises subject to Swiss taxation qualify for a reduction of the U.S. withholding tax of 30% to 15% (by way of tax refund) if they comply with the formal requirements of the U.S. tax law and the Swiss-U.S. double taxation treaty. Tax credit for all or a portion of the U.S. withholding tax may be obtained under the Swiss-U.S. double taxation treaty, if and to the extent the requirements of Swiss tax law and the Swiss-U.S. double taxation treaty are complied with.

     Special rules may apply to companies with a special tax status.

     To the extent Shares underlying Swiss Certificates are purchased pursuant to the Offer, a transactional tax calculated at a rate of 0.30% of the purchase price will have to be paid within 30 days following the end of the quarter when the transaction has occurred. Subject to the limitations described in Section 3, "Procedure for Tendering Shares -- Transfer Taxes", the Company will pay such transactional taxes.

     United Kingdom. The following summary is general in character and is based on certain aspects of current United Kingdom ("UK") law, regulations, rulings and decisions and UK Inland Revenue practice all of which are subject to change. Any such change may adversely affect the summary. It is assumed that the person holding the DuPont shares (the "Stockholder") (i) is resident, ordinarily resident and domiciled in the UK for tax purposes, (ii) beneficially owns the DuPont shares as an investor and not as a dealer in securities or other person with special tax status and (iii) is entitled to the benefits of the Double Taxation Convention between the UK and the United States of America ("the Convention").

     On disposal of DuPont shares, UK capital gains tax will be chargeable on the difference between the sale proceeds and the acquisition cost after adjusting the indexation allowance (and enhancement expenditure, if any). Subject to an exemption from chargeable gains of L7,100 per individual per annum, the chargeable gain is taxable at 20% or 40% to the extent total taxable income and gains exceed the basic rate limit of L28,000. Corporate stockholders are subject to corporation tax at 30% (or 20% for "small" companies as defined in the tax legislation). The Convention allows any United States tax payable on capital gains as a credit against UK tax on the same gains. Where United States federal income taxes are imposed on the sale proceeds as if they were a dividend (see Section 14 "Certain United States Federal Income Tax Consequences") it is uncertain whether such taxes can be used as a credit against UK tax payable in respect of capital gains.

     There is a remote possibility that part of the gain will be taxed as income. In that event, stockholders will in general be subject to UK income tax or corporation tax on that part of the gain with credit given for US tax. The rate of UK corporation tax is 30% (or 20% for "small" companies as defined) with effect from 1 April 1999. From 6 April 1999 individuals are subject to income tax on such income at 10% or 32.5% to the extent total taxable income exceeds the basic rate limit.

15.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS.

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the termination of the Exchange Offer without any Shares having been accepted for payment thereunder or the occurrence of any of the conditions specified in Section 6 hereof in any of such cases by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. Additionally, in certain circumstances, if the Company waives any of the conditions of the Offer set forth in Section 6, it may be required to extend the Expiration Date of the Offer. The Company's reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule l3e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. The Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law (including Rule l3e-4(e)(2) promulgated under the Exchange Act), the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act, which require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend upon the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

     In no event will this Offer terminate prior to the Exchange Offer.

16.  FEES AND EXPENSES.

     The Company has retained D.F. King & Co., Inc. as Managing Information Agent, First Chicago Trust Company of New York as Depositary in connection with the Offer and Deutsche Bank AG, Credit Suisse

First Boston, B.O.I.C., Administratiekantoor voor Handel en Nijverheid B.V. and Paribas as Non-U.S. Information Agents. The Depositary and the Information Agents will receive reasonable and customary compensation for their services. The Company will also reimburse the Depositary and the Information Agents for out-of-pocket expenses, including reasonable attorneys' fees, and has agreed to indemnify the Depositary and the Information Agents against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. The Managing Information Agent may contact stockholders by mail, telephone, telex, telegraph and personal interviews, and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. None of the Depositary or the Information Agents has been retained to make solicitations or recommendations in connection with the Offer.

     The Company will not pay fees or commissions to any broker, dealer, commercial bank, custodian bank, trust company or other person for soliciting any Shares pursuant to the Offer. The Company will, however, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the beneficial owners for which they act as nominees. No such broker, dealer, commercial bank, trust company, custodian bank or other nominee has been authorized to act as the Company's agent for purposes of the Offer. The Company will pay (or cause to be paid) any U.S. stock transfer taxes and Belgian and Swiss transactional taxes on its purchase of Shares, except as otherwise described in Section 3, "Procedure for Tendering Shares -- Transfer Taxes."

17.  MISCELLANEOUS.

     The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company currently intends to make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot, or if the Company otherwise determines not to comply with such law or, in the Company's sole judgment, it becomes impracticable to do so, the Offer, at the discretion of the Company, will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer may be made on the Company's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     Pursuant to Rule 13e-4 promulgated under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") which contains additional information with respect to this Offer. The Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 11 with respect to information concerning the Company.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                      E. I. DU PONT DE NEMOURS AND COMPANY

July 14, 1999

                                   SCHEDULE I
                     CERTAIN TRANSACTIONS INVOLVING SHARES

     Neither DuPont, nor any of DuPont's executive officers or directors or associates has engaged in any transaction involving shares of DuPont common stock during the period of forty business days prior to the date of this Offer to Purchase except for the following transactions by certain executive officers and directors of DuPont:

                                  DATE OF      NUMBER OF          DESCRIPTION OF          PRICE PER
PERSON EFFECTING TRANSACTION    TRANSACTION     SHARES              TRANSACTION             SHARE
----------------------------   -------------   ---------          --------------          ---------
Curtis J. Crawford...........  June 14, 1999        7      Dividends applied to deferred   $67.33
  Director                                                 directors fees
Edward B. du Pont............  June 17, 1999      200      Gave gift                          N/A
  Director
Richard R. Goodmanson........  June 14, 1999       51      Dividends applied to            $67.75
  Executive Vice President                                 restricted stock account
and
  Chief Operating Officer
Charles O. Holliday, Jr......  June 14, 1999      106      Dividends applied to            $67.75
  Chairman and Chief                                       restricted stock account
Executive
  Officer
                               June 15, 1999       63      Dividends applied to deferred   $67.75
                                                           variable compensation account
Lois D. Juliber..............   June 1, 1999       54      Monthly deferred directors      $64.44
  Director                                                 fees
                               June 14, 1999       30      Dividends applied to deferred   $67.31
                                                           directors fees
Kurt M. Landgraf.............  June 14, 1999       15      Dividends applied to            $67.75
  Executive Vice President                                 restricted stock account
and
  Chief Operating Officer
                               June 15, 1999       30      Dividends applied to deferred   $67.75
                                                           variable compensation account
Stacey J. Mobley.............  June 15, 1999        9      Dividends applied to deferred   $67.75
  Senior Vice President                                    variable compensation account
Gary M. Pfeiffer.............  June 14, 1999        7      Dividends applied to            $67.75
  Senior Vice President                                    restricted stock account
                               June 15, 1999       16      Dividends applied to deferred   $67.75
                                                           variable compensation account
Dennis H. Reilley............  June 14, 1999       17      Dividends applied to deferred   $67.31
  Executive Vice President                                 unit account
and
  Chief Operating Officer
                               June 14, 1999       19      Dividends applied to            $67.75
                                                           restricted stock account
                               June 15, 1999       23      Dividends applied to deferred   $67.75
                                                           variable compensation account
William K. Reilly............   June 1, 1999       51      Monthly deferred directors      $64.44
  Director                                                 fees
                               June 14, 1999       49      Dividends applied to deferred   $67.31
                                                           directors fees

                                  DATE OF      NUMBER OF          DESCRIPTION OF          PRICE PER
PERSON EFFECTING TRANSACTION    TRANSACTION     SHARES              TRANSACTION             SHARE
----------------------------   -------------   ---------          --------------          ---------
Howard J. Rudge..............  June 14, 1999      107      Dividends applied to deferred   $67.75
  Senior Vice President and                                unit account
  General Counsel
                               June 15, 1999       24      Dividends applied to deferred   $67.75
                                                           variable compensation account
Charles M. Vest..............   June 1, 1999       31      Monthly deferred directors      $64.44
  Director                                                 fees
                               June 14, 1999       29      Dividends applied to deferred   $67.31
                                                           directors fees
Sanford I. Weill.............  June 14, 1999        7      Dividends applied to deferred   $67.31
  Director                                                 directors fees

     As of June 30, 1999, directors and executive officers of DuPont owned or held rights to acquire approximately 7.2 million shares of DuPont common stock. Certain of these persons have indicated to DuPont that they intend to tender an aggregate of approximately 80,000 shares of DuPont common stock under the Exchange Offer as follows:

                                                                APPROXIMATE
                            NAME                              NUMBER OF SHARES
                            ----                              ----------------
Louisa C. Duemling..........................................        7,000
  Director
Archie W. Dunham............................................       60,000
  Director
Howard J. Rudge.............................................        5,000
  Senior Vice President and General Counsel
H. Rodney Sharp, III........................................        8,000
  Director

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for the Shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company, custodian bank or other nominee to the Depositary at the applicable address set forth below:

                        The Depositary for the Offer is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

         If by mail:             If by overnight courier:                If by hand:
 First Chicago Trust Company    First Chicago Trust Company      First Chicago Trust Company
         of New York                    of New York                      of New York
Attn: Corporate Actions Dept.  Attn: Corporate Actions Dept.     c/o Securities Transfer and
        P.O. Box 2569              8th Floor, Suite 4680         Reporting Services Inc. 100
         Suite 4660                   14 Wall Street              William Street, Galleria
 Jersey City, NJ 07303-2569         New York, NY 10005               New York, NY 10038

                         If by facsimile transmission:
                        (For eligible institutions only)
                                 (201) 222-4740
                                       or
                                 (201) 222-4721
                         Facsimile confirmation number:
                                 (201) 222-4707

     Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Managing Information Agent at its telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company, custodian bank or other nominee for assistance concerning the Offer.

                The Managing Information Agent for the Offer is:
                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
          (212) 269-5550 (Collect) for calls outside the United States
           (800) 755-3105 (Toll-Free) for calls in the United States

               The Non-U.S. Information Agents for the Offer Are:

Deutsche Bank AG                Credit Suisse First Boston           Belgian Overseas Issuing Corporation
U+I/Emissionsfolgegeschaefte    Equity Capital Markets Switzerland   Avenue Marnix 24
Taunusanlage 12                 T BSC                                1000 Brussels, Belgium
D-60262 Frankfurt am Main,      P.O. Box 900                         Call +32-2-547-2725
Germany                         CH-8070 Zurich, Switzerland
Call +49-69-910-35274           Call +41-1-333-61-65

  Administratiekantoor voor Handel en Nijverheid B.V.  Paribas
  Single 540, 1017 AZ                                  3 Rue D'Antin
  Amsterdam, The Netherlands                           75002 Paris, France
  Call +31-20-551-6770                                 Call +33-1-4298-1488